              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              REGISTRATION NO. 333-
 - --------------------------------------------------------------------------------
 - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                Amendment No. 1

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           Careertek Acquisition, Inc.
             (Exact name of registrant as specified in its charter)

-------------------------------------------- ----------------------------------------- ------------------------------------------
                  Wyoming                                      6770                                   Applied for

-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------

State or other jurisdiction of               PRIMARY STANDARD INDUSTRIAL               I.R.S. Employer Identification No.
incorporation or organization                CLASSIFICATION CODE NUMBER
-------------------------------------------- ----------------------------------------- ------------------------------------------

                              2503 W. Gardner Ct.,
                                 Tampa, FL 33611
                                  813. 831-9348

(Address, including zip code, and telephone number, including area code,  of registrant's principal executive offices)

                               Michael T. Williams
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As
promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

     If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box. *[ ]

 ------------------------

CALCULATION OF REGISTRATION FEE

Title of each                     Proposed          Proposed
class of           Amount         maximum           maximum          Amount of
securities         to be          offering price    aggregate        registration
to be              registered     per unit          offering price   fee
registered

Common               12,899,813         $0               $0             $100
Stock, par
Value - no

(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of
Competitive Companies pursuant to the merger described herein.

(2) The registration fee has been calculated pursuant to Rule 457(f )(2).

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a)
MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS/CONSENT SOLICITATION

                           Careertek Acquisition, Inc.
                        12,899,813 shares of common stock

Careertek Acquisition, Inc., a Wyoming corporation, and CareerTek.org,
Inc., a Wyoming corporation, have entered into a merger agreement. Careertek
Acquisition is a private company with no assets or operations originally formed to acquire Careertek.

There is no current market for the securities of Careertek Acquisition or
Careertek. The sole purpose of the merger is to assure that at the time of closing, Careertek as the surviving company will have met the requirements to qualify its stock for quotation on the over the counter bulletin board. An NASD market maker will file the forms necessary for this qualification.

Careertek Acquisition will receive a merger fee of $37,500 from Careertek.
Careertek Acquisition will pay Mr. Asare $15,000 for his role as a director of
Careertek Acquisition and $22,500 to Williams Law Group P.A. as legal fees in connection with the preparation of this registration statement. Pursuant to the merger agreement, the shareholders of Careertek Acquisition, including Messrs.
Asare and Williams, its officer and director, may retain 537,492 shares of common stock issued for an aggregate capital contribution of $500.

Stockholders of Careertek who do not vote for the merger have dissenters'
rights under Wyoming law. These rights are described in detail beginning on page
18.

The merger presents risks. You should review Risk Factors beginning on page 6.

As provided in Wyoming law, this prospectus/consent solicitation is being used to solicit written consents for the merger in lieu of a formal stockholders meeting, which will not be held.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Careertek Acquisition common stock to be issued in the merger or if this prospectus/consent solicitation is truthful or complete. Any representation to the contrary is a criminal offense.

The prospectus/consent solicitation is being sent to Careertek stockholders on
____, 2001.

                        SOLICITATION OF WRITTEN CONSENTS

NOTICE IS HEREBY GIVEN to stockholders of CareerTek.org, Inc. that in accordance with the provisions of Wyoming law, Careertek stockholders are asked to consider and give written consent to a proposal to approve:

        o  The merger agreement and plan of  reorganization between Careertek, a
           Wyoming corporation, and Careertek Acquisition, Inc., a Wyoming corporation

        o  The articles of merger which will be filed with the offices of the
           Secretary of State of the State of Wyoming.

In the materials accompanying this notice, Careertek stockholders will find a prospectus/consent solicitation/consent solicitation relating to the merger proposal and a form of written consent. The prospectus/consent solicitation more fully describes the proposal and includes information about Careertek
Acquisition and Careertek. Careertek strongly urges its stockholders to read and consider carefully this document in its entirety.

Careertek’s board of directors has determined that the merger is fair to Careertek stockholders and in Careertek stockholders best interests.
Accordingly, the board of directors of Careertek has unanimously approved the merger agreement and the board unanimously recommends that Careertek stockholders consent to the transaction.

CareerTek.org, Inc.

Dr. Peter Donnelly, Chairman & CEO

                                 WRITTEN CONSENT

If Careertek stockholders want to give their consent and vote FOR the merger, please sign below and return to:

Dr. Peter Donnelly, Chairman & CEO
CareerTek.org, Inc.
170 Attwell Drive, Suite 640
Toronto, Ontario
Canada M59 5Z5

Tel:  1 416 679 8688
Fax:  1 416 679 8684

Stockholder #1 Signature ___________________________________

Print or Type Name _________________________________________

Stockholder#2 Signature_____________________________________

Print or Type Name__________________________________________

Number of Shares____________________________________________

All consents must be received no later than 60 days from the date of this prospectus/consent solicitation is sent to stockholders. Written consents may be revoked during this period but are not revocable after written consents have been received from common stockholders owning more than 6,449,907of
Careertek’s issued and outstanding common stock, which is 50% of all issued and outstanding common stock of Careertek.

If Careertek stockholders do not wish to give their consent to vote for the merger, they may do nothing.

Remember, however, that Careertek stockholders must comply with the appropriate provisions of Wyoming law to exercise dissenters rights. These rights are summarized in the prospectus/consent solicitation. The relevant
Wyoming statute is attached as an appendix to the prospectus/consent solicitation.

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering.

The Parties to the Merger
-------------------------

Careertek Acquisition, Inc.
---------------------------
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

Careertek Acquisition is a private Wyoming corporation formed in January 2001 with no assets or operations originally formed to acquire Careertek.

CareerTek.org Inc.
------------------
170 Attwell Drive, Suite 640
Toronto, Ontario, Canada
M9W 5Z5
Phone 416 679 8688
Fax  416 679 8684
e-mail johnston@CareerTek.org
web site:WWW.CareerTek.org

CareerTek.org, Inc. was Incorporated under the laws of Wyoming on December
14, 1999, under the name Psitek.Org, Inc. On April 25, 2000, the corporate name was changed to CareerTek.org, Inc. It Owns 100% of a Toronto, Canada-based operating subsidiary, also known as CareerTek.org, Inc., which was incorporated under the Ontario Business Corporation Act on May 4, 2000. Careertek markets
Internet enabled

        o On line selection, screening, and counseling reports to corporate human resource departments
        o On line counseling reports to job seekers.

Merger Matters

The sole purpose of the merger is to assure that at the time of its closing, Careertek as the surviving company shall have met the requirements to qualify its stock for quotation on the over the counter bulletin board.

Each outstanding share of Careertek common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of
Careertek Acquisition common stock. When the merger closes, Careertek
Acquisition will change its name to Careertek, Inc. and will be the surviving corporation.

The following table contains comparative share information for stockholders of
Careertek and Careertek Acquisition immediately after the closing of the merger.

          --------------------- -------------------------------- ------------------------------- ---------------------
                                The former stockholders          The current stockholders        Total
                                of Careertek                     of Careertek Acquisition
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Number                12,899,813                       537,492                         13,437,309
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Percentage            96                               4                               100%
          --------------------- -------------------------------- ------------------------------- ---------------------

        o  The boards of directors of Careertek Acquisition, Inc. and Careertek recommend approving the merger.

        o  The boards of directors of Careertek Acquisition, Inc. and Careertek each believe that the merger is fair and in the best interest of their shareholders.

        o  The board of directors of Careertek has not obtained an opinion from an independent advisor that the Careertek Acquisition's shares to be receive by Careertek stockholders is fair from a financial point of view to Careertek stockholders.

        o  Until either the merger agreement is terminated or the merger closed, both parties have agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, their business or the shares of their capital stock.

Selected Historical Financial Information
-----------------------------------------

The following selected historical financial information of Careertek and
Careertek Acquisition has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus/consent solicitation.

CareerTek.org, Inc.
-------------------

Selected Financial Data

CONDENSED CONSOLIDATED BALANCE SHEET
                                           October 31,2000      July 31, 2000
                                              (Unaudited)          (Audited)
-----------------------------------------------------------------------------
                                     ASSETS
Current assets                                   $  25,735         $  15,485
Other assets                                       727,351            721,472
-----------------------------------------------------------------------------
TOTAL ASSETS                                     $ 786,179          $ 736,957
=============================================================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                              $ 110,778          $ 121,740
Stockholders' equity                               675,401            615,217
-----------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 786,179          $ 736,957
=============================================================================

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
-----------------------------------------------------------------------------
                                                   Quarter       For the period from
                                                    Ended             inception
                                                   October       (December 14, 1999)
                                                   31, 2000            through
                                                                   July 31, 2000
                                                  (Unaudited)       (Audited)
-----------------------------------------------------------------------------
EXPENSES
  Compensation and related taxes                 $  31,144          $ 101,202
  Other                                             48,863             59,134
-----------------------------------------------------------------------------
TOTAL EXPENSES                                  ($  80,007)        ($ 160,336)

MISCELLANEOUS INCOME                                 1,099               -
-----------------------------------------------------------------------------
NET LOSS                                        ($  78,908)        ($ 160,336)
=============================================================================
Weighted average shares outstanding             12,251,319          7,143,205
Basic and diluted net loss per share               ($0.006)           ($0.022)
=============================================================================

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from inception (December 14, 1999) through July 31,2000

                                                   Quarter       For the period from
                                                    Ended             inception
                                                   October       (December 14, 1999)
                                                   31, 2000            through
                                                                   July 31, 2000
                                                  (Unaudited)        (Audited)
-----------------------------------------------------------------------------
Net cash used by operating activities           ($ 114,793)         ($ 97,389)
Net cash provided by financing activities          139,091            169,994
Net cash used by investing activities           (32,983)          (63,920)
-----------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH                 ($   8,685)         $   8,685
================================================================================

Careertek Acquisition, Inc
--------------------------
The following information concerning Careertek Acquisition, Inc. is as of and for the period ended February 28, 2001.

-------------------------------------------- -----------------------------------------
                                                       Period ended February 28, 2001
-------------------------------------------- -----------------------------------------
Total assets                                 0
-------------------------------------------- -----------------------------------------
Total liabilities                            750
-------------------------------------------- -----------------------------------------
Equity                                       (750)
-------------------------------------------- -----------------------------------------
Sales                                        22,500
-------------------------------------------- -----------------------------------------
Net loss                                     2,250
-------------------------------------------- -----------------------------------------
Net loss per                                 0
share
-------------------------------------------- -----------------------------------------

                                  RISK FACTORS

The nature and quality of information furnished to you in this prospectus/
consent solicitation may be less than if Careertek Acquisition or Careertek had retained an investment banker to furnish a fairness opinion on the terms of the proposed merger. There has been less due diligence preformed on Careertek and
Careertek Acquisition than would be the case if an investment banker were involved in the transaction.

No investment banker, appraiser or other independent, third party has been consulted concerning this offering or the fairness of the terms of the merger.
Thus, you may have less protection than if an investment banker were involved in the transaction.

Careertek

It is difficult to evaluate Careertek's potential success in implementing its business plan and to forecast its operating results because has no history of profitable operations.

Since inception on December 14, 1999 to the quarter ended October 31, 2000,
Careertek’s aggregate losses total approximately $240,000. Careertek may never achieve profitablilty if its existing products are not accepted or future products aren’t successfully developed.

The stock issued in the merger may have no value in the future because
Careertek needs to obtain at least $1,000,000 in additional financing in the next 12 months or it may not be able to continue operations.

Careertek does not have sufficient working capital to continue operations for the next 12 months. CareerTek.org needs at least $1,000,000 in financing during the next 12 months or Careertek may have to cease operations. If
Careertek does not secure this additional financing in the next 12 months, then shareholders of Careertek may lose their entire investment. Careertek is exploring the possibility of undertaking a registered offering of securities if this transaction is successful. One of its stockholders, First Global Capital
Corporation, has expressed an interest in investing an additional US$500,000 once the securities of the surviving company are quoted on the over the counter bulletin board.

Careertek may not be able to implement its internet based business plan because the market may not switch to Careertek’s testing and evaluation services due to concerns about the reliability of internet communications.

Careertek's success is largely dependent upon the viability of the Internet as a medium for the transmission of information. Careertek’s ability sell its services to customers may be inhibited by the reluctance of some customers to switch from traditional paper testing and evaluation to testing on the internet because of widespread concerns over the adequacy of security in the exchange of information over the Internet. Additionally, there may be delays in any transmission over the Internet.

Careertek's revenues may be reduced if it cannot recruit or loses key employees.

Careertek's business is dependent on the services of Dr.Peter Donnelly, James
Cousineau or Anthony Harnett. The loss of any of its senior management or other key technical, customer support, revenues and marketing personnel, particularly if lost to competitors, could harm its business. Careertek maintains no key man insurance.

Careertek's success depends upon its ability to attract and retain highly skilled management and other personnel. Competition for highly skilled employees with technical, management, marketing, revenues, product development and other specialized training is intense and Careertek may not be successful in attracting and retaining these kinds of personnel. In addition, it may experience increased costs in order to attract and retain skilled employees.

The price for which Careertek’s shareholders may be able to sell their shares after the merger may fall if Careertek's insiders sell a large number of their shares. It may also fall if non-insiders sell their shares as well.

A sale of shares by Careertek security holders, whether under Rule 144, 145 or otherwise, may have a depressing effect upon the price of its common stock in any market that might develop after the merger closes.

        o  After the merger, 75 former shareholders of Careertek will own an aggregate of 7,360,000 non-restricted shares. These non-insiders are not subject to the restrictions of Rule 145, and all of these non-insider shares may be sold immediately.

        o  After the merger, 4 of Careertek’s principal executive officers and other insiders will own an aggregate of 5,133,749 restricted shares. These shares may only be sold in compliance with Rule 145, except that there is no one year holding period because these shares are being issued under this registration statement.

        o  Current shareholders of Careertek Acquisition will own 537,492 shares that may only be resold under the provisions of Rule 144.

Rules 144 and 145 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may, subject to certain manner of resale, reporting and other provisions, sell an amount of restricted securities which does not exceed 1% of a company's outstanding common stock within any three month period.

It will be more difficult for shareholders of the surviving company to sell their shares if Careertek’s stock trades on the bulletin board after the merger and is subject to penny stock rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. These requirements may have the effect of reducing the level of trading activity in Careertek's stock after the merger if trading commences.

Penny stocks generally are equity securities with a price of less than
$5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

                                       10

Stockholders of Careertek may have greater difficulty in selling their shares when they want and for the price they want after the merger because the bulletin board does not operate under the same rules and standards as the
Nasdaq stock market. It is anticipated that Careertek’s stock will trade on the over-the-counter bulletin board after the merger.

The over-the-counter bulletin board is separate and distinct from the
Nasdaq stock market. Nasdaq has no business relationship with issuers of securities quoted on the over-the-counter bulletin board. The SEC’s order handling rules, which apply to Nasdaq-listed securities don’t apply to securities quoted on the bulletin board.

Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the over-the-counter bulletin board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Stockholders of Careertek may have greater difficulty in selling their shares when they want and for the price they want after the merger because stocks traded on the bulletin board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts.

Investors may have greater difficulty in getting orders filled because it is anticipated that Careertek’s stock will trade on the over-the-counter bulleting board rather than on Nasdaq. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

Investors must contact a broker dealer to trade bulletin board securities.
Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
– an order to buy or sell a specific number of shares at the current market price – it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Careertek may find it more difficult, expensive and time consuming to raise funds in a public offering after the merger closes because it may not be eligible to register its shares on Form S-3.

A company such as Careertek whose shares are traded on the bulletin board is generally not eligible to use short-form registration statements on Form S-3.
Having to utilize another form to register its securities may increase the time, cost and difficulty of raising funds in the future.

                                       11

                               MERGER TRANSACTION

Stockholders of Careertek should be aware that:

        o  There will be no stockholders' meeting. Instead, as provided under the laws of Wyoming, the merger will be voted upon by shareholders of
           Careertek giving or withholding their written consent to the transaction.

        o  This prospectus/consent solicitation will be used to solicit written consents of Careertek stockholders. As such, it will meet the requirements of Wyoming law concerning information that must be sent to Careertek's stockholders who have a right to vote on the merger.
           Based upon the ownership of more than 50% of Careertek common stock by officers, directors and affiliates, it appears that a favorable vote by stockholders of Careertek is assured. However, consents must be received no later than 60 days from the date this
           prospectus/consent solicitation is mailed to Careertek stockholders.

                o  All consents must be received no later than 60 days from the date this prospectus/consent solicitation is sent to
                   stockholders. They should be sent to the address set forth in the form of written consent set forth on page 3.

                o  Written consents may be revoked during this period but are not revocable after written consents have been received from common stockholders owning more than 6,449,907of Careertek's issued and outstanding common stock, which is 50% of all
                   issued and outstanding common stock of Careertek.

                o  There are 12,899,813 of Careertek common stock outstanding as of the date this prospectus/consent solicitation is being
                   sent to its stockholders. Each of its stockholders is
                   entitled to one vote for each share of common stock held.

                o  A majority vote of the common stockholders is required to approve the merger. If the majority doesn't give its consent, the merger will not close.

                o  Written consents will be counted by the board of Careertek.
                   If a Careertek shareholder does not return a written consent, the shareholder's shares will not count as a vote or be used in determining whether consents from Careertek stockholders owning the more than 50% of its issued and outstanding
                   common stock necessary to approve the merger have been
                   received.

        o  Dissenters' rights of appraisal exist and are more fully described on page 18.

        o  There is no material interest, direct or indirect, by security holdings or otherwise, of affiliates of Careertek in the proposed merger.

        o  The boards of directors of Careertek Acquisition and Careertek recommend approving the merger.

        o  The boards of directors of Careertek Acquisition and Careertek each believe that the merger is fair and in the best interest of their stockholders.

                                       12

        o  The board of directors of Careertek has not obtained an opinion from an independent advisor that the Careertek Acquisition shares to be received by Careertek stockholders is fair from a financial point of view to Careertek stockholders.

Merger Agreement

The merger agreement provides each outstanding share of Careertek common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Careertek Acquisition common stock. The following table contains comparative share information for stockholders of Careertek and
Careertek Acquisition immediately after the closing of the merger.

          --------------------- -------------------------------- ------------------------------- ---------------------
                                The former stockholders          The current stockholders        Total
                                of Careertek                     of Careertek Acquisition
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Number                12,899,813                       537,492                         13,437,309
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Percentage            96                               4                               100%
          --------------------- -------------------------------- ------------------------------- ---------------------

The 537,492 shares of common stock retained by the current stockholders of
Careertek Acquisition after the merger closes were originally issued to Mr.
Asare for his role as director and to Williams Law Group, P.A. for payment of legal fees upon formation plus a capital contribution of $500. Subsequently,
Williams Law Group distributed 317,512 shares to Mr. Williams as a distribution to shareholders. Mr. Williams had these shares titled in the name of he and his wife and then gifted an aggregate of 48,000 shares to his son and extended family. Williams Law Group transferred as a gift 85,607 shares to its employee.
Mr. Williams disclaims beneficial ownership of these 133,607 shares.

Careertek Acquisition will receive a merger fee of $37,500 from Careertek.
Careertek Acquisition has agreed to pay Mr. Asare $15,000 for his role as a director of Careertek Acquisition and $22,500 to Williams Law Group as legal fees in connection with the preparation of this registration statement.

Election of Officers and Directors

The agreement provides that at the closing of the merger, Careertek
Acquisition will elect new officers and a new board of directors to consist of the current officers and current directors of Careertek.

Preferred Stock

The merger agreement provides that at the closing of the merger, Careertek
Acquisition will issue Series A, B, C, D and E preferred stock on a one share for one share basis with existing preferred stockholders of Careertek.

Conditions to Closing

        o  The merger will not be closed unless the following conditions are met or waived:

                                       13

                o  No material adverse change has occurred subsequent to the date of the last financial information in the registration statement in the financial position, results of operations, assets, liabilities or prospects of either company

                o  This registration statement is effective under the Securities
                   Act.

                o  The merger qualifies as a tax-free reorganization under
                   Section 368 of the code.

                o  No litigation seeking to enjoin the merger or to obtain damages is pending or threatened.

                o  Holders of less than 10% of the outstanding shares of
                   Careertek's common stock exercise dissenters' rights.

Termination

        o  The merger agreement may be terminated as follows:

                o  If the closing has not occurred by any date as mutually agreed upon by the parties, any of the parties may terminate at any time after that date by giving written notice of
                   termination to the other parties. No party may terminate if it has willfully or materially breached any of the terms and conditions of the agreement.

                o  Prior to the mutually agreed closing date, either party may terminate

                        o  Following the insolvency or bankruptcy of the other.
                        o  If any one or more of the conditions to closing is
                           not capable of fulfillment.

As Careertek Acquisition goes through the due diligence and filing process, facts and circumstances not known to it when it started the process leading to closing the merger may come to light that make proceeding with the transaction inadvisable in the opinion of Careertek Acquisition. If this occurs or if
Careertek cancels the agreement after paying the first installment of the merger fee, all fees previously received by Careertek Acquisition will be retained.

Exclusivity

Until either the merger agreement is terminated or the merger closed,
Careertek has agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business of Careertek or the shares of capital stock of
Careertek.

Similarly, until either the merger agreement is terminated or the merger closed, Careertek Acquisition has agreed not to make any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business or the shares of capital stock of any other company.

Other Matters

The agreement provides that none of the shares of Careertek Acquisition common stock outstanding prior to the closing of the merger will be converted or

                                       14

otherwise modified in the merger and all of the shares of Careertek Acquisition will be outstanding capital stock of Careertek Acquisition after the closing of the merger.

The agreement provides that the merger will be consummated promptly after this prospectus/consent solicitation is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Wyoming. Thereafter, Careertek will cease to exist and Careertek Acquisition will be the surviving corporation in the merger.

The merger agreement is filed as an exhibit to and is incorporated by reference into this registration statement.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

All of Careertek Acquisition's shares are held by its director, executive officer or persons or entities receiving shares as gift or compensation from them or their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Stockholders owning all of Careertek
Acquisition’s common stock have executed a written consent voting to approve the merger. No further consent of any of the stockholders of Careertek
Acquisition is necessary to approve the merger under the laws of the state of
Wyoming.

Approximately 54% of Careertek's common stock and are held by its directors, executive officers and their affiliates and shareholders owning more than 5% of the issued and outstanding common stock. No consents will be solicited or accepted until after the effective date of this prospectus/consent solicitation.
Based upon the ownership of more than 50% of Careertek common stock by officers, directors, principal shareholdersand affiliates, it appears that a favorable vote is assured. However, none of these individuals or entities has given any consent to the transaction that would meet the requirements of Wyoming's laws and does not intend to do so until after this registration statement has been declared effective.

Bulletin board quotation

Careertek Acquisition will be subject to the reporting requirements of the
Securities Exchange Act of 1934 in the calendar year in which the merger closes because it filed this registration statement. It intends to continue to be subject to those requirements in subsequent years by filing before the effective date of this registration statement a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

The surviving corporation will seek to have its stock qualify for quotation on the over-the-counter bulletin board under the symbol “CTEK.” If and when qualified, the Careertek’s stockholders will hold shares of a publicly-traded corporation subject to compliance with NASD requirements for continuing a qualification for quotation.

As more fully described in the Risk Factors section, the bulletin board operates under different rules and in a manner different and generally less efficient and effective than Nasdaq.

                                       15

Contacts between the Parties

In September, 2000, Mr. Peter Donnelly, President of Careertek and Mr.
Richard Smitten, a consultant to Careertek, contacted Mr. Asare by telephone.
Mr. Asare was in the business of EDGARizing SEC filing documents. Mr. Donnelly had learned of Mr. Asare through Mr Smitten. He advised Mr. Asare that the board of Careertek had reviewed a number of available alternatives to go public and had determined that they only wanted to proceed if the transaction were structured as a reverse merger. He asked Mr. Asare if he could be of any assistance.

Mr. Asare proposed that he would form Careertek Acquisition to be the vehicle to acquire Careertek in the desired reverse merger. He would be the director and, for administrative purposes only, his attorney, Michael T.
Williams, Esq. of the Williams Law Group, P.A. would be the president. Careertek
Acquisition would receive a merger fee of $37,500 and its stockholders would retain 537,492 shares of stock in the surviving corporation. Careertek
Acquisition agreed to pay $15,000 to Mr. Asare as compensation for services as a director and $22,500 to Williams Law Group for legal services in preparing this registration statement.

Mr. Asare asked Mr. Smitten to obtain further information from Mr.
Williams. There were approximately 4 or 5 telephone calls between Mr. Smitten and his associate, Mr. Gordon Badger, and Mr. Williams about the transaction structure. Mr. Smitten came to Tampa one day during that period and met personally with Mr. Williams. There were also several meetings between Mr.
Smitten and Mr. Asare to discuss the transaction structure.

Mr. Williams told Messrs. Smitten and Badger that his law firm, Williams
Law Group, P.A., represented shell companies that could meet Careertek'
requirements. He indicated that he was only acting as an attorney for the shell corporation and that neither his client, Mr. Asare, nor he or his firm would be representing or advising Careertek in any way in or about the proposed transaction.

Mr. Williams indicated that for the transaction to successfully meet
Careertek's objectives, the shell companies his firm represented would have to prepare, file and clear with the SEC a registration statement on Form S-4. By so doing, the transaction would make the surviving company after the merger a company that makes current filings pursuant to Section 13 and 15(d) of the 1933
Act and have non-insider shareholders owning sufficient shares that could be freely resold under section 4(1) of the 1933 Act such that its shares would qualify for quotation on the over the counter bulletin board.

Reasons for Recommending Approval of the Merger

Both the board of directors of Careertek Acquisition and Careertek have recommended approving the merger. Neither of the boards of directors of
Careertek Acquisition or Careertek requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Careertek Acquisition and its shareholders or
Careertek and its shareholders.

In considering the merger, the Careertek Acquisition board took note of the fact that Careertek met its acquisition candidate profile in that it was a private company that had already determined to go public through merger with a shell when it first contacted Careertek Acquisition. In addition, the board noted Careertek could produce audited financial statements and other information necessary for the filing of this registration statement and had agreed to pay the required merger fee to Careertek Acquisition, Accordingly, the Careertek
Acquisition board determined that the merger proposal was fair to, and in the best interests of, Careertek Acquisition and the Careertek Acquisition’s
shareholders. Mr. Williams and Mr. Asare are the sole members of the board. Mr.

                                       16

Asare and Mr. Williams’ law firm received compensation as a result of the merger. However, all the shareholders are directors or members of Mr. Williams'
family.

The Careertek board recommended approving the merger because it concluded that the merger and its terms, including the merger fee to be paid to Careertek
Acquisition and the shares retained by shareholders of Careertek Acquisition after the merger closed, were fair and in the best interests of Careertek's shareholders. The board recommended Careertek's shareholders approve the merger.

The board felt that recognizing and acting upon investor, shareholder and management requests and desires for liquidity for all shareholders as soon as possible was in the long-term best interest of the company and its business. In that connection, the board noted that in order to meet its objective, its shares would need to be the subject of a registration statement filed under the 1933 Act rather then under the 1934 Act on Form 10-SB. This is because, upon effectiveness of the Form 10-SB by operation of law 60 days after it was filed, it still would not have been able to qualify its securities for quotation on the over the counter bulletin board. The filing of this registration statement on
Form S-4, in contrast, meets the board's objective. The board also believed the result made available by this type of filing, but not by the filing of a Form
10-SB, would be beneficial to its shareholders and could encourage firms to make a market in its securities as they would not have to be concerned about or be subject to the expense of compliance with Rule 144 on every trade.

The board concluded that this was more important than the increased expense imposed by the requirement to become and remain an SEC reporting company in order to qualify for a bulletin board quotation and thereafter maintain the quotation. The board took note that the bulletin board might not be as efficient or effective as Nasdaq. The board concluded that this was not relevant in that
Careertek didn't currently qualify for Nasdaq listing and that Careertek wanted to secure liquidity for its investors, shareholders and management now rather than later.

                                       17

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current directors and executive officers of
Careertek will become the directors and executive officers of the surviving corporation.

The 537,492 shares of common stock retained by the current stockholders of
Careertek Acquisition after the merger closes were originally issued to Mr.
Asare for his role as director and to Williams Law Group, P.A. for payment of legal fees upon formation plus a capital contribution of $500. Subsequently,
Williams Law Group distributed 317,512 shares to Mr. Williams as a distribution to shareholders. Mr. Williams had these shares titled in the name of he and his wife and then gifted an aggregate of 48,000 shares to his son and extended family. Williams Law Group transferred as a gift 85,607 shares to its employee.
Mr. Williams disclaims beneficial ownership of these 133,607 shares. These shares will not be registered for resale and can only be resold in compliance with the provisions of Rule 144. These shares may have no value as they may only be sold if there is sufficient market demand to support a sale of these shares.

Careertek Acquisition will receive a merger fee of $37,500 from Careertek.
Careertek Acquisition will pay $15,000  to Mr. Asare for his role as  a director of Careertek Acquisition and $22,500  to Williams Law Group as legal fees in connection with the preparation of this registration statement.

Material Federal Income Tax Consequences

This discussion summarizes the tax opinion given by Williams Law Group, P.A., counsel to Careertek Acquisition, that the merger will constitute a tax-free reorganization under the section of the internal revenue code dealing with the tax consequences of mergers and reorganizations.

This opinion is based on existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change in these laws, rules and regulations, which may or may not be retroactive, could alter the tax consequences to the Careertek stockholders as set forth in the opinion.

Williams Law Group has addressed this opinion to most of the typical common stockholders Careertek. However, some special categories of stockholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

        o  Dealers in securities
        o  Banks
        o  Insurance companies
        o  Foreign persons

                                       18

        o  Tax-exempt entities
        o  Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
        o  Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

It does not address the tax consequences of the merger under foreign, state or local tax laws.

Williams Law Group strongly urges Careertek stockholders to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Careertek Acquisition nor Careertek has requested, or will request, a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under applicable law, result:

        o  No gain or loss will be recognized for federal income tax purposes by the holders of Careertek common stock upon the receipt of Careertek
           Acquisition common stock solely in exchange for Careertek common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

        o  The aggregate tax basis of the Careertek Acquisition common stock received by Careertek stockholders in the merger will be the same as the aggregate tax basis of the Careertek common stock surrendered in merger.

        o  The holding period of the Careertek Acquisition common stock received by each Careertek shareholder in the merger will include the period for which the Careertek common stock surrendered in merger was considered to be held, provided that the Careertek common stock so surrendered is held as a capital asset at the closing of the merger.

        o  A holder of Careertek common stock who exercises dissenters' rights for the Careertek common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

        o  Neither Careertek Acquisition nor Careertek will recognize gain solely as a result of the merger.

        o  There is a continuity of interest for IRS purposes with respect to the business of Careertek. This opinion is based upon IRS ruling guidelines that require eighty percent continuity, although the guidelines do not purport to represent the applicable substantive law.

                                       19

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

        o  Careertek would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

                o  the sum of the fair market value, as of the closing of the merger, of the Careertek Acquisition common stock issued in the merger plus the amount of the liabilities of Careertek assumed by Careertek Acquisition

                           and

                o  Careertek's basis in the assets

        o  Careertek stockholders would recognize gain or loss with respect to each share of Careertek common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the Careertek
           Acquisition common stock received in merger therefore.

In this event, a shareholder’s aggregate basis in the Careertek Acquisition common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of Careertek
Acquisition common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the Careertek common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that Careertek stockholders were treated as receiving, directly or indirectly, consideration other than Careertek
Acquisition common stock in merger for Careertek's shareholder's common stock, gain or loss would have to be recognized.

This discussion does not address the tax consequences of the merger to holders of Careertek options, who, as a result of the merger, will receive
Careertek Acquisition options. Holders of the securities should consult their tax advisors with respect to the tax consequences.

Dissenters' Rights

The following summary of dissenters' rights under Wyoming law is qualified in its entirety by reference to chapter 17-16-1301, Wyoming Statutes. All material terms of chapter 17-16-1301 are summarized below. Careertek Acquisition has filed copies of these statutes as an appendix to the registration statement.

Under Wyoming law, a Careertek shareholder who does not give consent for the merger and otherwise does not vote for the merger and files a written demand for appraisal with Careertek within 20 days after receiving notice will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of Careertek. If a Careertek shareholders wishes to exercise these rights, he or she must not give written consent to the merger and otherwise does not vote for the merger, must file the written demand within the prescribed time period, and follow other procedures.

                                       20

Within a date set by Careertek not be fewer than thirty nor more than sixty days after the date the notice is delivered, any shareholder of Careertek who elects to dissent shall file with the corporation a notice of the election, stating the shareholder’s name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Fair value means the value of the shares as of the close of business on the day prior to the merger authorization date, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

Any shareholder failing to file this election to dissent before the date specified is bound by the terms of the proposed merger. Any shareholder filing an election to dissent must deposit his or her certificates for certificated shares with Careertek simultaneously with the filing of the election to dissent.

Upon filing a notice of election to dissent, the shareholder is thereafter entitled only to payment for dissenting and is not entitled to vote or to exercise any other rights of a shareholder.

Accounting Treatment

For accounting purposes, the merger will be treated as a reorganization by
Careertek.

Merger Procedures

Unless otherwise designated by a Careertek shareholder on the transmittal letter, certificates representing shares of Careertek Acquisition common stock issued to Careertek stockholders will be issued and delivered to the tendering
Careertek shareholder at the address on record with Careertek. In the event of a transfer of ownership of shares of Careertek common stock represented by certificates that are not registered in the transfer records of Careertek, the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

        o  An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.

        o  The bond, security or indemnity as the surviving corporation and the transfer agent may reasonably require.
        o  Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.
        o  Certificates have been converted.

Neither Careertek Acquisition, Careertek, or the transfer agent is liable to a holder of Careertek's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Careertek's stockholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Careertek common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Careertek Acquisition common stock to which the holders are entitled.

                                       21

It is a condition to Careertek's obligations to consummate the merger that the holders of no more than 10% of the outstanding shares of Careertek's common stock and 10% of Careertek's preferred stock exercise dissenters' rights. If demands for payment are made with respect to more than 10%, of the outstanding shares of Careertek's either class of stock, and, as a consequence more than 10%
of the stockholders of either class of Careertek's become entitled to exercise dissenters' rights, then Careertek will not be obligated to consummate the merger.

           CAREERTEK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

                                       22

Overview

CareerTek is a provider of low cost high speed customized comprehensive on line web enabled selection, screening, retention prediction, and consultative products. CareerTek utilizes a proprietary automated software program which generates specialized psychometric profile reports to advise prospective employers or job candidates as to whether the prospective job candidate will successfully perform in a specific job category or job description.

Since inception, to the period ending October 31, 2000, CareerTek has incurred net losses of CDN$239,244.00 (US$157,397.00) and at October 31, 2000
its current assets exceeded its current liabilities by CD$675,401

On July 31, 2000 the board of directors of CareerTek authorized the sale of up to 1,000,000 common shares of Careertek at a price of up to CDN$.6667 each, and further authorized the issuance of 10,000 common shares of CareerTek as consideration of partial payment for services provided to CareerTek by FUSION
INTERACTIVE INC. a consultant in the development of CareerTek's website, and, the issuance of 67,692 common shares as a form of prepayment valued at
CDN$33,846 for two additional years of www. hosting services from 9NetAvenue.ca.
Between August 1st and November 5th 2000, proceeds of CDN$216,386 were realized from the sale of 432,777 shares at a price of CDN$.50 (Fifty Cents). On October
1st 2000 CareerTek received a commitment for the purchase of 375,000 common shares at CDN$.6667 each from DVV Capital Corporation of Unionville, Ontario.

Subsequently, on Novemeber 6, 2000 the board of directors authorized a 3 for 4 cutback in the share capital of CareerTek effective upon all shares issued prior to that date, including those shares which had been purchased for CDN$.50
(CDN fifty cents). This reduction in share capital effectively raised to cost per share of common shares previously purchased by certain investors for CDN$.50 to CDN$.6667, and reduced the share capital of all shareholders of record as of
Novemeber 6, 2000, including the founders, all insiders, and previous seed capital investors by 25% (twenty five per cent). Subsequent to November 6, 2000,
CareerTek completed the sale of an additional common shares at the price of
CDN.6667 for the consideration of CDN$and ceased all further sales as of
February 15 , 2001.

A total of CDN$$477,547.00 was ultimately realized from the sale and delivery of 726,313 common shares of the 1,000,000 common shares authorized on
July 31, 2000. The proceeds provided by the sale of the aforementioned shares provided sufficient operating capital to meet CareerTek's minimum requirements for operations until at least May 31,2001.

Additionally, on Novemeber 6, 2000 the Board of Directors authorized management to complete the measures necessary to effect a quotation of its stock on the over the counter bulletin board through a transaction involving a reverse merger with a clean shell company. Management was instructed to investigate the advisability, subsequent to securing the quotation, of the registration of an additional up to 400,000 shares of common stock.

CareerTek has not yet generated any significant revenues and is still considered in the development stage. Through December 31, 2000, cumulative revenues totaled $6,700, and resulted entirely from the sale of consultative services to a single client utilizing one of CareerTek’s on - line suite of products. CareerTek also continues to incur costs associated with the development of its web site but considers the site to be substantially complete as of October 15, 2000. CareerTek's servers were placed on the www backbone in
New Jersey, USA in the facilities of 9NetAvenue.ca on October 16, 2000 with
CareerTek's jobFit© and careerFit© products fully operational.

                                       23

After a 15 day testing and trial period CareerTek commenced full marketing efforts on November 1, 2000. Subsequent to October 16, 2000 and until December
31, 2000 CareerTek has, subject to strict qualification guidelines, authorized
540 affiliate companies in 23 different countries to market careerFit© and
jobFit© through their internet sites via click through links to
www.CareerTek.org. The 540 affiliate companies will ultimately be linked to www.CareerTek.org through more than 1,000 www sites owned and controlled by the affiliates. During the same period the first Top 100 www jobsite was signed as a CareerTek affiliate. Top 500 jobsite affiliates receive
25% of revenues generated through their links. All other commercial and job site affiliates receive 15% of revenue generated for CareerTek through their active links to www.CareerTek.org. During the same time period 13 corporate clients commenced usage of CareerTek's jobFit© product. This group includes one Top 100 Global bank and three Fortune 2000 companies. Revenues from these activities are forecasted to attain the break-even point by February 2001.
Additionally, CareerTek continues to develop other applications of its core proprietary software, the Insight Profile © in the area of consultative products for high school and university students and their guardians under the branding of studentFit©. Current existing applications of CareerTek's suite of core products stemming from its "jobFit©" and "careerFit©"
profiles are primarily aimed at workers in the following categories: information technology (computers and software) ("itFit©";), finance and accounting
("financeFit©"), sales and marketing ("salesFit©"), administration and management ("adminFit©"), engineering ("pengFit©"), manufacturing
("manFit©"), call centers ("callFit©") teachers ("edFit©"),
trucking ("driverFit©"), publishing ("printFit©"), and eCommerce
("eFit©"). Because of the nature of CareerTek's key core technology, the
Insight Profile© software, CareerTek possesses the unique ability to develop and implement branded solutions for other job classifications and categories for nominal expense and in a very short period of time. During the next year of operations CareerTek anticipates developing up to 12 other branded solutions based on market demands and requests from its clients.

CareerTek plans and continues development of certain key product research in the form of "Validation Studies" which are conducted on a www enabled basis at client Companies at no cost to the client. These validation studies provide key statistical information that is utilized in the predictive model and within the results processing embodied in the Insight Profile© and its core applications, jobFit© and careerFit©. Additionally, the information obtained through Validation Studies is incorporated into a proprietary and sophisticated data - base. This data is utilized to provide a varied series of predictive or consultative reports for CareerTek's B to B, or, B to C clients depending on the specific job classification or predictive application being requested or utilized by the particular client.

CareerTek intends to recruit additional employees in key positions to match with projected growth in the business during the coming year. Additionally, even though CareerTek believes that it's on line and information technology server requirements are substantially met at the current time management recognizes that intensive growth over 100,000 users per day could require the purchase of additional equipment. Since the services that CareerTek provides are almost fully automated employee growth will always lag behind usage growth.

                                       24

                               CAREERTEK BUSINESS

CareerTek.org, Inc, a Wyoming corporation, is the parent company of
CareerTek.org, Inc., an Ontario corporation. CareerTek's mission is to simplify and enhance the career identification and personnel selection process through the advanced, accurate, interactive psychological profiling, providing superior performance predictability and recruit retention at the lowest cost to human resources management. CareerTek. will initially operate in the United
States and Canada and intends expand internationally over the next 5 years.

CareerTek's core asset is its proprietary digital software system that produces and manages the CareerTek psychological profiles:

        o  careerFit is a career counseling and resume enhancement tool for job seekers who post their resumes at no charge on one or more of over
           6,500 North American job banks. The careerFit reports are designed to distinguish committed job seekers from other candidates and enhance their selection opportunities by providing potential employers with
           careerFit results. careerFit report results provide employers an accurate and comprehensive assessment of the candidate's likelihood of success in the target position.

        o  jobFit is a management tool for accurately and inexpensively screening and selecting applicants for any position for which the ideal candidate profile has been identified, having a particular emphasis on performance and retention characteristics for a specific job/career. jobFit is presented on the Internet as a self-serve electronic questionnaire by which a job candidate provides human resources management with an individual psychological profile which accurately predicts a candidate’s survival and maximum
           performance potential in the target position.

Conventional methods of distribution in psychometric profiling have utilized "pen and paper" methodologies with third party re-keying for computer analysis. New methods with the introduction of digitally distributed profiling on the Internet have revolutionized the industry. The key distribution methods build partnerships with existing Internet job posting and student counseling sites.

Careertek's profiling tests will be distributed digitally on the Internet.
These candidates will then take the profile from their own home based computer, thus saving time for themselves and their potential employer.

Since Careertek's formation, only Jobfit provided any revenues, and these haven't been significant.

CareerTek.org, Inc. was incorporated under the laws of Wyoming on December
14, 1999, under the name Psitek.Org, Inc. On April 25, 2000, the corporate name was changed to CareerTek.org, Inc. It owns 100% of a Toronto, Canada-based operating subsidiary, also known as CareerTek.org, Inc., which was incorporated under the Ontario Business Corporation Act on May 4, 2000.

Products and Services

All of Careertek's products and services are based upon its proprietary psychological profiling digital software. Applicants fill out questionnaires at its website. Mouse click data from the website profile gathering form is fed into a program that uses specific copyright algorithms to compute scores on seven indices that have been established scientifically as predictive of survival and success in various jobs.

                                       25

Based on the scores on these indices, the program selects content paragraphs that are descriptive of the person and offer a prescriptive approach to help him/her overcome shortfalls in potential. These paragraphs are placed sequentially in a report form. For the corporate user, the program also computes a numeric quotient indicating specific probabilities for survival/success of each profilee and this too is included in the report.

The product is fundamentally different than similar products available today. It utilizes the knowledge acquired over the past 20 years of management's experience in the industry. Careertek offers the corporate client a series of interlocking systems and methodologies that show how that company can extract maximum value from their investment in human resources.

Careertek's methodologies radically differ from conventional psychometrics in that it provides a program specifically configured around each company's unique set of needs and personality. In this way, broad band psychological and statistical methodologies pinpoint much smaller scale specific needs. The program is designed to optimize the value and productivity of corporate human assets.

The key differences between Careertek's new products and competitor products are organizational adaptability and customization for client companies.
Through concurrent validation studies and annual re-validations of both the component jobs/careers and the corporate culture itself, the systems accurately define the human resources mosaic of any given organization.

The Careertek psychological profiling system has been created, developed and copyrighted in 1996, 1997, and 1998by Dr. Peter Donnelly, a psychologist, founder and continuing senior executive of Careertek. In 2000 CareerTek reconfirmed its copyright by geographical usage in 9 countries. All of the intellectual property products currently owned by CareerTek were assigned to
CareerTek by a written agreement between Careertek and Dr. Donnelly on December
15th 1999, and subsequently, the transfer was reconfirmed by affidavit on
September 26th, 2000.

Jobfit

jobFit is founded on dynamic and interactive processing software that provides innovative psychometric data collection, analysis and reporting.
Psychometric data is collected from profile users who answer a series of questions on a web-enabled questionnaire. The answers are collected as a stream of numbers which are returned to the server, data base, and software for processing. Upon CareerTek's server receiving the questionnaire answers almost instantaneously an automated report is downloaded from the Internet to the user. The system objectively evaluates key assessment factors concerning the individual applicants through candidate responses to some 300 questions that take about 40 minutes to answer. The system then compares that profile with the profiles developed for the entire spectrum of people in that actual job, ranked from the most to the least successful.

jobFit uses psychometrics to assess the candidate's personality and temperament and integrates with that an appraisal of that candidate's earlier training and job success to predict the candidate's future performance and survival in an organization. The system is an advance from all known selection tools available to human resources managers in that jobFit reports integrate advance psychometrics with job history data and effort history data to produce a predictive report for human resource managers.

This product is more powerful and accurate than traditional products of the same type in that it provides human resource managers with the specific

                                       26

information, which matches the exact key characteristics of existing proven performers with those of potential hires. It also provides factual insight in to how long the new employee will be retained in the organization,

Job applicants of authorized Careertek clients will take the jobFit test on the Internet with automatic scoring and data comparisons and person specific interviews being available to the client almost instantly. Use of the
Internet, however, provides significant client and applicant benefits in speed and cost savings. For those unable to fill out the user-friendly questionnaire electronically on any Internet connected personal computer, the industry standard pen and paper test is also available. The test is converted to electronic data through scanning.

jobFit reliably, validly and accurately forecasts a job candidate's probability for success in the position sought. The jobFit software system allows Human
Resource personnel to screen out candidates with low potential for success on a pre-interview basis quickly and inexpensively. jobFit accurately predicts the probability of other candidates' success and retention probabilities, a significant new feature and benefit to the user client, with previously unattainable accuracy and at a cost much below the less useful systems currently available.

The system develops a short list of the most promising web generated candidates in minutes and prints out within seconds interview scripts specific to the candidates selected. Thus, jobFit saves many costly search and interview hours while requiring an investment of only a few dollars per candidate screened.
jobFit includes an annual re-validation on a company-by-company basis.

The job seeker jobFit profile will enable Careertek to follow-up with users of that profile to determine how their jobFit report helped them in being appropriately placed. Further, Careertek will gather information about how well matched the person was in terms of both productivity and satisfaction to the career/job categories recommended by the profile report. This data will be used to validate the predictions and recommendations of the job seeker profile to increase its reliability, validity and usefulness on a continuing basis.

jobFit reports on individual applicants have provided up to a 94%
successful correlation coefficient or accuracy of prediction measure to human resource managers' in-depth interviews/selections, based on concurrent validation and beta studies conducted during development of the product.
Careertek follow up studies also confirm that even employees who have been selected utilizing jobFit who turn into "leavers" will be retained on average
211 days more than any other sample control group. JobFit also enables team building by matching key workplace characteristics of successful employees with new employees.

In the case of a sale to a corporate client, Careertek issues a series of authorization codes to the respective human resource manager at the client company. The client company then distributes a separate authorization code to each individual candidate that the client is screening in the recruitment process. It is then the responsibility of the potential recruit to complete the
jobFit Profile at an Internet enabled terminal either at the client’s site or off site. The jobFit report is instantaniously produced and delivered via email to the human resource manager of the client company.

As of December 2000, there are currently 5 companies using jobfit on an active basis. An additional 8 Companies are utilizing jobFit in preliminary testing or on a trial basis. Three Fortune 2000 companies are included in the latter group. A chart describing CareerTek’s current jobFit clients is attched hereto:

                                       27

jobFit Usage By Month By Client

Company                        June      July      August      September     October      November        December        Jan-01

White Rose                       0         0          0             0            0           150             0             100
Lanzarotta                       0        35          0             0            0            10             4             100
Wilson Logistics               100         0          0           100          140             0             0             100
MVP Personell                    0         0          0             0            0             0           100             100
Red Tree Leasing                 0         0          0             0            0             2             0             100
Dominion Info Services           0         0          0             0            0            70             0             100
Paragon Securities               0         0          0             0            0             0             0             100
CIBC                             0         0          0             0            0           100            Unlimited*    Unlimited*
TD/Canada Trust                  0         0          0             0            0           100            Unlimited*    Unlimited*
Money Mart                       0         0          0             0            0             0             0             100
QCIC                             0         0          0             0            0             0             0             105
Enterprise Rent-A-Car            0         0          0             0            0             0             0              70
Bond & Partners                  0         0          0             0            0             0             0              35

Unlimited* Indicates client has been provided an unlimited number of Access
Codes for a 60 Day trial

jobFit Usage By Month By Client

Company                        June      July      August      September     October      November        December        Jan-01

White Rose                       0         0          0             0            0           150             0             100
Lanzarotta                       0        35          0             0            0            10             4             100
Wilson Logistics               100         0          0           100          140             0             0             100
MVP Personell                    0         0          0             0            0             0           100             100
Red Tree Leasing                 0         0          0             0            0             2             0             100
Dominion Info Services           0         0          0             0            0            70             0             100
Paragon Securities               0         0          0             0            0             0             0             100
CIBC                             0         0          0             0            0           100            Unlimited*    Unlimited*
TD/Canada Trust                  0         0          0             0            0           100            Unlimited*    Unlimited*
Money Mart                       0         0          0             0            0             0             0             100
QCIC                             0         0          0             0            0             0             0             105
Enterprise Rent-A-Car            0         0          0             0            0             0             0              70
Bond & Partners                  0         0          0             0            0             0             0              35

Unlimited* Indicates client has been provided an unlimited number of Access
Codes for a 60 Day trial

careerFit

careerFit systematically and accurately forecasts a job seeker's likelihood of success in job placements. The system prints a guide that discusses what job seekers should avoid when seeking a career and what jobs/careers best suit them.
This profile can also be included in their resumes to assist a potential employer in the selection process.

In the case of a sale of a careerFit profile the individual consumer enters
Careertek's website through links originating from the various partnering jobsites and affiliate sites. Whether the consumer enters the CareerFit portal through a customized entry page created by Careertek for the partnering jobsite or affiliate site, or enters the careerFit profiling section through Careertek's generic portal page, the consumer must then complete an entry form, which includes the online processing of a US$19.95 fee to access the active pages of

                                       28

the careerFit Profile. Upon completion of the careerFit Profile a careerFit job consulting report and a jobFit report are instantaniously emailed to the consumer at the email address provided by the consumer in the entry pages.

The studentFit Profile is processed in the same manner as the careerFit Profile.

Call Service Center and eCall Service Center

The location of the call service center and eCall Service Center is 170
Attwell Drive, Suite 640, Toronto, Ontario, Canada, M9W 5Z5. One person mans the call service center and eCall Service Center from 9-5 EST and one person maintains a remote linked center from 5-8 EST. The eCall service center link is established through CareerTek's IBM Netfinity Servers in New Jersey USA. Both
links can be subject to the failure of AT&T and Bell Canada fiber optic and hard line delivery systems. Although, there is a potentiality of a brief or intermitted interruption of service, Careertek is wholly dependent on these major carriers in order to maintain continuity of both types of service. In the future, it hopes to establish wireless links with its servers as a backup to hard line connections.

Markets

Careerfit and Jobfit

Forrester Research continues to confirm that jobsites and sites that provide skills testing comprise the most active segments on the Internet. In North
America alone more then 3 million individuals actively search for career change or career improvement monthly. This inventory of career seekers tends to rotate every 75 days. Cumulatively, this represents in excess of 15 million potential users of careerFit Profile on an annual basis. Penetration of only 1% (one percent) per month of this potential market would realize 1.8 million usages of
careerFit per annum. Forrester and a number of other research firms predict that online services will triple in the next two years, to 45 million active users per year in North America and Europe. This rapid expansion of e-recruitment services provides a substantial opportunity to Careertek.

According to the Canadian Association of Insurance and Financial Advisors
(CAIFA), recruiting statistics in their industry are as follows:

        o  More than $7,000 per candidate is spent on advertising and recruitment efforts for unsuccessful candidates.
        o  More than $21,000 is spent on the recruitment and selection process for each successful candidate and, an additional $46,000 is spent in the first year on candidate training.
        o  Fewer than 40% of new recruits are retained at the end of one year.

The unique feature of Careertek's psychological profiling is the ability to analyze any job classification in any company. When an applicant is profiled,
Careertek's psychological profiling helps determine whether or not that individual possesses the characteristics to succeed and stay in a specific job classification in that specific company.

Marketing

Careertek intends to build and grow customer loyalty by making its products the global standard. Instantaneous and accurate results provided immediate customer satisfaction. Loyalty will also be built through brand association by

                                       29

posting the logos of users companies on our website. Consultative Services will be provided to corporate clients on an as needed basis. Help Desk services are currently available to the general public and corporations from 9am - 8pm EST, and will soon be available on a 24/7 basis. Management believes that in it specific product niche that its products are priced on a highly competitive basis and have in fact under cut the competition’s pricing for similar products by as much as 60%.

Competitor' s Pricing Comparison Chart of Companies Working in Same or Similar
Space

                                Generic       Ipsative     jobFit       careerFit      studentFit        itFit       outplacementFit
CareerTek.org Inc.                N/A           N/A        $19.95        $19.95          $19.95          $19.95         $19.95

CareerLeader                      $95           N/A          N/A           N/A            N/A               N/A          N/A
MAPP                              $29           $99          N/A           N/A            N/A               N/A          N/A
Computer Psychologist             $40           N/A          N/A           N/A            N/A               N/A          N/A
SMG                               N/A           N/A          $179          $179            $179            $179          $179
CareerXact                        N/A           N/A          N/A            $79           N/A               N/A           $79

This value pricing is the result of Careertek's all-internet enabled delivery.

Careerfit

Careertek's Internet promotion strategy is to convince job-posting companies and other commercial sites to partner with Careertek and develop revenue streams on their resume and employer posting pages. Approaching these companies with an offer to integrate careerFit onto their sites will give Careertek exposure to millions of job seekers. It will attempt to have its products become the currency of job seekers by motivating them to include the careerFit because it will greatly enhance their chances to move to the top of the lists in the human resources departments of potential employers.

Careertek's vision is to establish careerFit as a key value added feature for the applicants and as a major revenue stream for the service provider. Through the career service company, careerFit offers these millions of job seekers a cost-effective evaluation of their strengths and provides a self-selling tool or attachment to their resumes. Careertek believes that a professional analysis of this type can increase the attractiveness of a candidate in the eyes of the prospective employer. This type of resume add-on could well become a requirement for pre-screening potential candidates by employers.

Since, almost all jobsites receive no revenue for posting a resume for the potential job candidate, there is significant motivation and benefit to the partnering jobsite to promote Careertek's product. Even though a potential user might not use Careertek's product on the first visit to their favorite jobsites active promotion by the jobsites as to the benefits of completing a
careerFit profile and attaching the jobFit report portion to their resume will become a compelling sales tool in their job search.

By example CareerTek currently has a one-year, automatically renewable contract with Olgilvie Tyzak of the UK. Under the terms of this contract, they sell
jobFit and careerFit profiles for it through electronic links to the Careertek website. Under the terms of the contract, CareerTek delivers via email to their client a jobFit or careerFit report. Additionally through automated software,
CareerTek is required to pay Olgilvie Tyzak on a monthly basis the sum of US
$4.99 for clients originating from their site to the CareerTek site via the installed WWW link. Either party can terminate their contract at any time without penalty.

                                       30

Careertek is seeking similar contracts with scores of job sites including
monster.com, dice.com, jobsdb.com, headhunter.net, careerpath.com,
nationjob.com, computerjobs.com, hotjobs.com, jobsonline.com, and
brainbench.com. It is also seeking such contracts with non-jobsite entities.

         ==============================================================================
            Careertek Recruiting Market           1995              1996      % Change
                                 Growth
         ==============================================================================
         ==============================================================================
                   Employment Web sites            500             3,512           702
         ==============================================================================
         ==============================================================================
           Individual Recruiters with a          1,767             5,307           301
                Verifiable Net Presence
         ==============================================================================
         ==============================================================================
                  Employment Newsgroups             72               179           249
         ==============================================================================
         ==============================================================================
               Number of Companies with             62             1,499         2,419
                   Employment Web sites
         ==============================================================================
         ==============================================================================
          International Job Postings on         79,071         1,673,805         2,116
                             Newsgroups
         ==============================================================================
         ==============================================================================
          US (Domestic) Job Postings on        263,688         1,941,590           736
                             Newsgroups
         ==============================================================================
         ==============================================================================
               Total Newsgroup Postings        342,759         3,615,395         1,055
         ==============================================================================
         ==============================================================================
         1. Source: IBN 1997 Electronic Recruiter's Index (p.68, fig.4-2)
         ==============================================================================

As of December 2000, CareerTek products are in the process of being linked to be marketed by 15 of the top 100 global job sites and over 450 affiliate sites. CareerTek has contacted more than 200 of the top 500 job sites to date. 3 top 500 job sites have rejected the products, and currently over 50 of the top
500 job sites are currently actively pursuing the registration process. It believes that its products will continue to receive widespread acceptance from both job sites and affiliate sites because of the products:

        o  Unique nature
        o  Proven accuracy
        o  Competitive pricing
        o  Ease of use

jobFit

jobFit will be marketed to

        o  Large corporations and their respective trade associations on a direct sales basis
        o  Small businesses and professional firms under licensing agreements

                                       31

        o  Internet based career service providers on a share of revenue basis

For many companies, recruiting is a time-intensive, inefficient, unreliable and costly process. For the most part, contracts with these corporations and/or their trade associations will be based on a pre-estimated annual volume of candidates being screened. These companies will also be offered an evaluation of
50 existing employees at nominal cost to establish company specific/job specific statistically established selection matching templates on a statistically valid and reliable basis. This is a highly cost-effective technique for Careertek to gain entry into companies that screen thousands of candidates per year. Fees will be charged on a sliding scale based on annual volume and paid on a pro-rata monthly basis.

Individual entrepreneurs and small business managers can utilize major-corporation-class tools and recruiting services at nominal cost by using
jobFit. Many such businesses utilize labor-intensive techniques to recruit and interview job candidates without the skills to evaluate effectively the potential for the success of a given candidate. A sales team, led by a local sales manager, will approach small businesses including those that are currently advertising in local and regional newspapers. These companies will be offered valuable pre-screening evaluation and interview tools. jobFit would be sold on an annual needs basis and paid in pre-determined auto withdrawal monthly installments. This will ease the financial burden to employers who now have to pre-pay at significantly higher price points for existing pre-screening and interview tools. This market represents 65% of all new hires according to
Forrestor Research and is currently the least penetrated market.

Sales Strategy

Careertek reaches its customers by directly promotion of its Careerfit product through the partnering jobsite. Partnering jobsites utilize html and flash introductions to educate the potential client on the benefits of the careerFit
Reports.

Careertek reaches it business customers by directly distributing introductory CD
ROMs or floppy disk presentation of the benefits of its product and services to
CEOs and senior human resource Managers. Additionally an in-house sales force calls upon a pre-qualified list of CEOs and senior human resource managers.
Careertek also plans highly targeted print advertising directed at CEOs and senior human resource managers.

Careertek intends to employ a direct sales force to market to Internet sites and business associations and consultants to secure sales or sales leads in their industries and clients. Compensation for salespeople will consist of a combination of salary and commission. In addition, Careertek also anticipates developing an outside sales force to work out of home offices in major American urban centers.

Inside Sales Force

Account Managers for jobFit are paid a base salary plus a commission of 10% of all revenues once a minimum revenue plateau has been reached.

Internet Sales

All internet partnering top 500 job sites for careerFit are paid 25% or US$4.99 per client profile via a world recognized automated payment system. Affiliate sites, which are not top 500 job sites, are paid 15% or US$2.99 per client profile, and Commission Junction who provides statistical tracking and financial

                                       32

management services for CareerTek for the affiliate sites receives US$.60 (sixty cents) per transaction for its services.

Doing business on the internet

Careertek is an internet based service business. Global online commerce is new and evolving. Rapid growth in the acceptance and use of the Internet for the sale of products and services is a recent phenomenon, and the Web may not prove to be a viable commercial marketplace in the long term.

Customers who historically have used traditional means of selection, screening, and counselling may be reluctant or slow to switch to these internet-based
Careertek services.

The many not switch to these internet-based Careertek services because of concerns about fraud, privacy and the security of transmission of confidential information over public networks. Development and maintenance of the web infrastructure includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable access to Careertek's www enabled selection, screening, and counselling products and reports.

The web has experienced, and is likely to continue to experience, significant growth in the numbers of customers and amount of traffic. If the web continues to experience increased numbers of customers, increased frequency of use or increased bandwidth requirements, the web infrastructure may be unable to support the demands placed on it. Specifically, if sufficient bandwidth is not available, there may be a slower than anticipated growth of the internet as a means of commerce.

The web could be damaged by outages and other delays as a result of damage to portions of its infrastructure. Heavy stress placed on systems could cause them to operate at unacceptably low speed or fail. Additionally, a natural disaster, power or telecommunications failure or act of war may cause extended systems failure. Computer viruses or unauthorized access to or sabotage of its network by a third party could also result in system failures or service interruptions. Although it has not experienced any of these problems to date, outages and delays that occur in the future could reduce the level of usage of the web as well as the level of traffic to and revenues generated from its selection, screening, and counselling profile reports generated on its site.

Problems with web infrastructure could also increase costs of use of the web. If it costs customers more to access the internet, there may be fewer customers than anticipates. If it costs Careertek more to maintain its sites, its prices may increase and demand may decrease.

The vast majority of laws and regulations governing Careertek's internet operations were adopted prior to the advent of the Internet and related technologies. Many do not contemplate or address the unique issues of the
Internet and related technologies.

Those laws that do reference the Internet, such as the recently passed
Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. The federal government or one or more states may attempt to impose these regulations upon
Careertek in the future, which could harm its business.

Several states have proposed legislation that would limit the uses of personal user information gathered online or require online its various products

                                       33

and services and those of its third party customers to establish privacy policies. The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from customers and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way Careertek does business or could create uncertainty in the marketplace. In addition, because its products and services are accessible worldwide, and Careertek sells to customers worldwide, foreign jurisdictions may claim that Careertek is required to comply with their laws.

In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As a company conducting business on the internet, it is unclear in which states Careertek is actually conducting business.

Careertek does not plan to
collect sales or other similar taxes on revenues generated from its www enabled selection, screening, and counselling reports. One or more states may seek to impose revenues tax collection obligations on companies such as Careertek that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on revenues generated from the sale of goods or services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish its opportunity to derive financial benefit from its activities.

The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on its income, if any, or from collecting taxes that are due under existing tax rules.

Future Products and Services

Additional branded products

Careertek intends to develop additional branded products and services. The products named below are in the planning or development stage and will be implemented in the following order:

        o  StudentFit (counselling report for high school and university students)

        o  itFit (Information & Technology sectors)

        o  teacherFit (public and private educational sectors)

        o  salesfit (sales and marketing sectors)

        o  hospitalityFit (lodging and catering section)

        o  skillsFit (skills testing)

        o  jobSatisfactionFit (to measure satisfaction of employees already placed)

        o  outPlacementFit (to assist exiting employees)

Careertek intends to make these above products available at the rate of one new product per month commencing in March 2001 and to complete the introduction of these products by September 2001.

                                       34

Because all of Careertek's products utilize the same or similar software processing systems, a significant portion of development work on these products is already completed. Further research and programming estimated at approximately $5,000 for each of the new brands is required to launch these products.

Expand international markets

The full line of careerFit and jobFit products is readily adaptable to a range of foreign markets at least as large of the North American market. The penetration of these markets involves a number of steps:

        o  Contracting an on-site psychologist to perform cultural validity testing and high profile credibility using CareerTek products and branding

        o  Providing language translation as needed

        o  Setting up an on-site sales team through international licensing

Initially, CareerTek will expand into those countries similar to North America in language and cultural backgrounds and then expand into other countries as part of CareerTek’s developing marketing strategy. Careertek intends to translate its products into different languages. A French and German translation of Careertek's jobFit and careerFit profiles has already been completed and a
Spanish version is planned for the first quarter of 2001. Management estimates that the implementation cost for each language service, including establish native language home pages is approximately $12,000. Management anticipates its
French and German versions will be operational in the first quarter of 2001.

Each new language version will require the addition of one or more persons to Careertek's help desk system and one or more marketing persons in the local language market. Management believes that the current management structure can support growth to an organization size of 40 or more employees and does not plan to add additional management at any time in the immediate future. However, management does intend to and is currently recruiting for two additional staff psychologists to support its central products.

Development of international operations will require significant management attention and financial resources. Careertek's international business will be subject to:

        o  Difficulties in managing operations across disparate geographic areas

        o  Fluctuations in local economic, market and political conditions

        o  Currency exchange rate fluctuations

Proprietary Rights

Careertek's success depends in part on its ability to protect its proprietary rights. Careertek currently has engaged Cassels, Brock & Blackwell, a law firm located in Toronto, Ontario to take steps to protect these rights. To protect its proprietary rights, Careertek plans to rely primarily on a combination of copyright, patent, trade secret and trademark laws, confidentiality agreements with employees and third parties and protective contractual provisions such as those contained in license agreements with business partners and customers, although Careertek has not signed such agreements at this time. Careertek

                                       35

employs security access tools designed to restrict the unauthorized use or access to its products, data base, and core software but such tools may be ineffective at certain times and remedies may be difficult to enforce. It may be more difficult to protect its proprietary rights outside the United States.

A third party may assert a claim that Careertek's technology violates its intellectual property rights. As the number of www enabled selection, screening, and counseling programs in its markets increases and product functionalities increasingly overlap, Careertek may become increasingly subject to infringement claims. Careertek has not commenced any formal action to trademark its name.

Research and Development

Careertek and its predecessor companies have spent the following estimated amounts (CDN$)on product development:

2000 - $360,000
1999 - $120,000
Up to 1998 - $460,000

None of these development funds were provided in customer sponsored research activities.

Careertek will conduct validation studies, focus groups, and consultative research in the development of new products during the next two years. This material research will encompass adaptive programming processes wherein
Careertek's core software product is modified to meet the results requirements inherent in the object report of the new products. To develop each new product and its resultant object report costs approximately $5,000 per product. The development cost the projected seven new products will be US$35,000 in 2001.

Technology

Careertek's uses 9NetAve.ca as its www.hosting service and Rodgers Cable
Inc is our internet service provider("ISP"). Careertek maintains a back-up shared server site at PSI Net,Toronto, Ontario to address the potential of a total crash of 9NetAve service. Careertek utilizes the latest version of IBM
Netfinity servers for the delivery of its products and has a 24/7 service contract in the event of a failure of one or both of its servers. At this time management believes that its servers are sufficient for growth levels approaching 1,000,000 uses per year, or revenues of $20,000,000 per year.

Product Liability

Careertek does not offer warranties and has not obtained warranty or product liability insurance. Careertek has not established a reserve fund. Careertek has been selling its products since September 2000 and no claims have been made against it to date.

Competition

In the career assessment industry the following five companies to be the nearest competitors:

CareerLeader is a career self-assessment tool developed by Dr. James Wladroop and Timothy Butler. The program provides assessments of patterns of business-relevant interest, teaches the user how to utilize this information and recommends business careers and organizational cultures to investigate.
CareerLeader charges $95.00 for 60 days of access.

                                       36

MAPP (Motivational Appraisal of Personal Potential) is an assessment tool that provides guidance and motivation to people to achieve their educational and career potential. MAPP has developed three tests: The Career Analysis is free online, the Career Motivational Appraisal is priced at $29.95 and the Personal
Appraisal at $99.95.

The Computer Psychologist is a job-oriented personality test, which determines work-related activities at which the candidate will excel and ones that pose potential limitations. The test is based on Cattel’s 16 Factor
Theory. The test is marketed at $40.00.

The Self Management Group, sells mainly to related industries, using the personal orientation profile family of profiles for selection of sales personnel, outplacement counseling and in-company career path counseling.
CareerTek employs a unitary, generic prediction equation for all salespersons and prices range from lows of about $40 per profile to almost $179 per profile on a "one at a time" basis. This Company has recently adapted to Internet availability.

CareerXact is an Internet based test, a test that creates a view of the individual that is not necessarily comparable to anyone or anything else.
CareerXact uses a forced choice content presentation method that Careertek believes has generally been considered a poor way to test job applicants. For example, this test asks a person in item 116, "If I had done something wrong, I would rather be: A) Exiled to an island on my own, B) Uncertain or C) Locked up in a prison  with  other  people."  This  type of  question  creates  moral  and practical  dilemmas for which the  "Uncertain"  answer is really not an adequate answer, any more than the other two answers.

Competitors Comparative Information

Company                                            Date of Incorporation                Estimated Income 2000

CareerLeader.Com                                                   1999                                  $650,000
MAPP                                                               1998                                  $800,000
The Computer Psychologist                                          1999                                $1,100,000
The Self Management Group                                          1979                                $3,600,000
CareerXact.Com                                                     1998                                $4,200,000

These principal competitors are companies scattered throughout North
America whose business in profiling began as a local consulting service. Many of these were and are very successful and profitable locally and some more broadly.
Their automated systems, however, tend to be relatively broad based, generic and static. When they attempt to deal with clients on a more individual specific basis, their costs to the client per applicant processed rise dramatically as the service becomes more labor and time intensive.

Profiling companies possessing automated or call-in scoring and reporting can process the applicant data quickly and provide rapid feedback. This has become essential through the last decade as acquiring the best candidate for an open job has become quite competitive. If CareerTek needs to delay considering the candidate while awaiting profiling results, the best candidate may well be lost to a competitor who can offer the candidate a position sooner.

The key to success of these companies has been the relationships they have built with their clients. As well, over time, a trust in the competence and

                                       37

credibility of the methods used has maintained the relationships. Everything that contributes to the quality of the business relationship matters, but especially the personal nature of the relationship. “Can I talk to a real person when I need to?” is a question of great importance to many clients.

Because it is very costly both from the financial and human standpoints to commit errors in selection, per person cost has usually not been a major factor with companies hiring few people. With major corporate entities, however, the aggregate of the individual costs has prompted most to allocate considerable time in personal pre-screening, interviewing of applicants before profiling is done as a cost control measure.

Companies are acutely aware of the legal and ethical requirements for fairness and equity in their hiring practices. Profiling companies who keep databases of applicants’ results are a comfort to their clients. Few profiling companies, however, do routine follow-up and validation studies to confirm and /or improve the effectiveness of their services.

Careertek considers its key barriers to entry into the market place to be the following:

CareerFit

In the Internet-enabled environment, customers are found through internet affiliates and linked to our products via a WWW hyperlink. In this market there are two different types of barriers to entry.

        o  The client may not have knowledge of Careertek's product or the benefits that our products provide to their job search or individual career planning and counseling path.

        o  Careertek must also convince the "internet affiliate" as to the benefits of our products for their customer and the economic value of the affiliate relationship to the revenue stream of their own website.

Careertek plans to overcome these entry barriers through a defined strategy which creates brand awareness over a three year period. Careertek intends to initiate a series of reviews in key monthly periodicals, highly visible print advertising, and an ever increasing presence in the top 500 job sites and in projected thousands of affiliate sites. Management addresses entry barriers to
TOP 500 job sites and affiliates by providing a set of completely integrated and instantly customizable entry links and advertising tools for the prospective sites. Careertek’s customized tools and implementation package are also combined with a internationally recognized fool-proof independently monitored and refereed payment system provide the up – front assurances that any contentious affiliate job site or commercial affiliate site would require.

                                       38

jobFit

Careertek must overcome a number of barriers to entry, such as:

        o  Demonstrating the efficiency of WWW enabled selection and screening tools
        o  Providing compelling arguments as to cost  and time saving
        o  Proving the economic benefits of Company wide adoption of its products
        o  Substantiating and proving the accuracy claims of Careertek's results reports

Careertek believes that the key tool for overcoming entry barriers with corporate clients will be the ever increasing endorsement by corporate clients as to the actual accuracy of its products. The success of its reports by current users have already provided a base of endorsement that is propelling marketing efforts. Careertek further believes that its marketing package which extols the economic benefits provided by use of its products establish a compelling reason for corporate clients to adopt and implement the use of its products. In some cases, Careertek intends to offer to a select initial group of Fortune 2000 companies up to three months free use of its product to demonstrate its effectiveness and accuracy. CareerTek believes that this approach will deliver a compelling argument for trial adoption, which will lead to company wide implementation.

                                       39

Litigation

In September 2000, The Self Management Group, our president Dr. Donnelly's former employer, leveled a series of written complaints against CareerTek suggesting that Careertek was in violation of their copyright. Upon receipt of the claims of Self Management Group, Careertek notified Self Management Group that it believed there were no existing infringements upon Self Management
Group’s copyrights and that if any form of such violation existed Careertek would remedy said violations under the direction and consent of Self Management
Group. Subsequently, Careertek exposed its printed materials to a
"COMPARITE™" scan and that "COMPARITE™" scan was then compared to a
"COMPARITE™" scan of the materials provided to date by Self Management
Group. In that process no copyright infringements whatsoever were identified.
Subsequent to the initial "COMPARITE™" scans Careertek has again offered in writing to Self Management Group to compare all relevant materials in each others possession relating to the Self Management Group claim.

Additionally, Careertek has obtained a written opinion from Messer's. Cassels,
Brock and Blackwell LLP of Toronto, Ontario, Canada that the claims of copyright infringement made by Self Management Group are without merit and would not gain standing with the courts. Self Management Group, however, still retains the same rights of any corporation to file a lawsuit. Careertek in turn continues to maintain its position that if any form of copyright infringement were identified it would immediately make such remedies as might be required under the tutelage of Self Management Group, and with the approval of our
counsel.

Employees

Careertek employees 7 people:

        o  studentfit coordinator - 1
        o  account manager - 1
        o  Vice president marketing - 1
        o  Vice president technology -1
        o  Director of client services -1
        o  Administrative - 2

Careertek has no collective bargaining agreements. It considers its relationship with its employees to be excellent.

Facilities

Careertek's corporate headquarters is at 170 Attwell Drive, Suite 640, Toronto,
Ontario, Canada, M9W 5Z5. The telephone number is 416-679-8688. Careertek has a lease agreement for 1,012 square feet with First Real Properties Limited, xpiring January 2002, with monthly payments of $2494.44. Management believes that these facilities will be adequate until at least the end of the second quarter 2001 and has arrangements in place with the landlord to move to larger facilities of some 2,000 square feet within the same complex under equal or more favorable rates for the projected required larger space.

                                       40

CAREERTEK MANAGEMENT

The names and ages of Careertek's executive officers and directors as of
December 31, 2000 are as follows:

----------------------------------- ---------- ------------------------------------------------------------------------------
     Name                           Age             Position
     ----                           ---             --------
----------------------------------- ---------- ------------------------------------------------------------------------------
----------------------------------- ---------- ------------------------------------------------------------------------------
Peter Donnelly                         63      Chairman / ceo/director
--------------
----------------------------------- ---------- ------------------------------------------------------------------------------
----------------------------------- ---------- ------------------------------------------------------------------------------
James Cousineau                        52      Vice president - Internet sales and information technology management
----------------------------------- ---------- ------------------------------------------------------------------------------
----------------------------------- ---------- ------------------------------------------------------------------------------
Anthony W. Harnett                     62      Vice president - marketing
----------------------------------- ---------- ------------------------------------------------------------------------------
----------------------------------- ---------- ------------------------------------------------------------------------------
Kenneth Davidson                       39      Director
----------------------------------- ---------- ------------------------------------------------------------------------------
----------------------------------- ---------- ------------------------------------------------------------------------------
Bruce Fein                             61      Secretary/director
----------------------------------- ---------- ------------------------------------------------------------------------------

Dr. Peter Donnelly joined it in January 2000 CEO and became Chairman of the
Board in July 2000. From January 1996 to December 1999, Dr. Donnelly was the
Managing Partner and Director of Research for PSITEK Inc. From August 1979 to
December 1995 he was President and Chief Executive Officer of The Self
Management Resources Corporation and Selection Testing Consultants International
Inc. Before he formed these companies in 1979, Dr. Donnelly had been a Senior
Research Officer with the Canadian Department of National Defense in their
Personnel Applied Research Unit. Prior to his employment with the Canadian
Department of National Defense, Dr. Donnelly held a senior research position with the New Zealand Department of National Defense, Directorate of Personnel
Research. He has held positions with the Government of Ontario’s Department of Health and he served as a commissioned officer in the Royal Canadian Air
Force. Dr. Donnelly received an M.A. in Experimental Clinical Psychology in 1966 and a Ph.D. in Organizational Psychology in 1972, both from York University in
Toronto. Dr. Donnelly was a founding Board Member of the Canadian Association of
Rehabilitation Personnel in 1970 and is entitled to the designation of
Accredited Rehabilitation Worker.

James T. Cousineau joined it in July 2000. From November 1999 to June 2000, he was receiving his certification from Microsoft. From June 1998 to November
1999, he was Marketing Manager of Deevan Technology Management. From June 1996
to May 1998, he was information technology and Marketing Manager of
International School of Sales and Marketing, which later became Edtek Training
Academy. From May 1994 to May 1996, he was President of Mr. Internet, a web
design firm. From May 1980 to May 1994, he was CEO of Cousineau and Company
Advertising Concepts Limited. From January 1976 to April 1980, he was Vice
President Marketing of CRA Specialty Advertising. Mr. Cousineau is a Certified
Computer Technician, Certified Microsoft Professional, and a Certified Web
Designer. He has also received six national Image Awards for Excellence and
Creativity in the field of promotional advertising.

Mr. Anthony Harnett joined it in October 2000. From May 1986 to September
1999 Mr. Harnett held various global, executive positions in the Dealer Services
Division of Automatic Data Processing. These included Director of Marketing,
Professional Services – Canada from May 1997 to September 1999. Prior to that was Strategic Marketing Director in the European Headquarters of the Dealer
Services Group in London from December 1993 to May 1997. Prior to ADP, Mr.
Harnett held sales and marketing responsibilities at various firms in Calgary from 1977 to 1986. Mr. Harnett immigrated to Canada in 1977 having retired in the rank of Major from a 20-year career in the British Army. During this service graduated from the Royal Military Academy Sandhurst, the Royal Military College
of Science, and the Command and Staff College, Camberley.

From 1995 to date, Mr. Davidson has been a Chartered Accountant and a
Partner with Davidson & Associates  Mr. Davidson is a member of the Canadian
Institute of Chartered Accounts.

Bruce F. Fein has been in the private practice of law since 1985.
Education: Florida Certified Public Accountant, Florida (retired) George
Washington University, Washington, DC. JD, June 1964. MBA from University of
Miami, Coral Gables, FL, June 1961, in Accounting and Finance. BBA from
University of Miami, Coral Gables, FL, June 1960, in Accounting and Finance. Bar
Membership: Admitted to practice Texas (1993), New York (1964), the District of
Columbia (1971) and the US. Supreme Court (1971).

Directors serve for a one-year term. Bylaws currently provide for a board of directors comprised of a minimum of 3 directors.

                                       41

Executive Compensation

The following table sets forth information for the fiscal year ended December
31, 2000 concerning the compensation of our chief executive officer and of each of our other two most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

-------------------- ---------------- ----------------- ----------------- ------------------- ----------------- -----------------
Name and Principal   Year             Salary            Bonus             Other Cash          Shares, Options   Dollar Value of
-------------------  ----             ------            -----             -----------         ----------------  ----------------
Position                                                                  Compensation        or Similar        Shares, Options
--------                                                                  ------------        -----------       ---------------
                                                                                              Rights            or Similar
                                                                                              ------            ----------
                                                                                                                Rights
                                                                                                                ------
-------------------- ---------------- ----------------- ----------------- ------------------- ----------------- -----------------
-------------------- ---------------- ----------------- ----------------- ------------------- ----------------- -----------------
Dr.Peter Donnelly    2000             CDN$60,000                                              25,000 Common     US$125,000
CEO                                                                                           250,000 Special
                                                                                              Class A
                                                                                              Preferred
-------------------- ---------------- ----------------- ----------------- ------------------- ----------------- -----------------
-------------------- ---------------- ----------------- ----------------- ------------------- ----------------- -----------------
James Cousineau      2000             CDN$60,000                                              25,000 Common     US$125,000
                                                                                              100,000 Special
                                                                                              Class A
                                                                                              Preferred
-------------------- ---------------- ----------------- ----------------- ------------------- ----------------- -----------------
-------------------- ---------------- ----------------- ----------------- ------------------- ----------------- -----------------
Anthony Harnett      2000             CDN$60,000                                              50,000 Common     US$250,000
VP Marketing                                                                                  25,000 Special
                                                                                              Class A
                                                                                              Preferred
-------------------- ---------------- ----------------- ----------------- ------------------- ----------------- -----------------

                                       42

Employment Contracts

Careertek entered into an employment agreement with James Cousineau for a 3 year period commencing June 2000. Under the terms of the agreement, he will receive a base salary of CDN$60,000.00 per year , $5,000 per month, for the current fiscal year ending December 2000, subject to future increase as follows:

         o  Escalations in salary based on attaining performance profit objectives. Profit defined as revenue less direct sales and marketing expense with no overhead allocations for a period of 90 days, paid retroactively:

                o  From $0 attaining $15,000 / month -  $1,000.00 per month
                o  From $15,000 attaining $50,000 /month - $1,000.00 per month
                o  From $50,000 attaining $75,000 / month - $1,500.00 per month
                o  From  75,000 attaining $100,000 / month - $1,500.00 per month
                o  From $100,000 attaining $125,000 / month - $1,500.00 per month
                o  From $125,000 + for three months cap concept at - $12,500.00 per month

        o  Signing bonus: 25,000 common shares, vested upon completion of 90 day probation period, subject to one year insiders holding provisions.

        o  Annual anniversary share bonus for each of three years: 25,000 common shares delivered upon the anniversary date of original employment contract.

Careertek entered into an employment agreement with Dr. Peter Donnelly for a 3 year period commencing June 2000. Under the terms of the agreement, he will receive a base salary of CDN$60,000.00 per year, $5,000 per month, for the current fiscal year ending December 2000, subject to future increase as follows:

        o  Escalation of salary: concurrent with the successful completion of an
           Initial Public offering an increase in monthly salary  to :
           CDN$12,000.00

        o  Annual anniversary share bonus for each of three years: 25,000 common shares deliverable on the anniversary date of execution of the employment contract.

Careertek entered into an employment agreement with Anthony Harnett for a term of three years commencing October 2000. Under the terms of the agreement,
Mr. Harnett is required to devote his full time to our business. CareerTek has agreed to pay him a base salary of CDN$60,000.00 per year, $5,000 per month, for the current fiscal year ending December 2000.

        o   His is compensation is subject to future increases as follows:

                o  From $0 attaining $20,000 / month $1,000.00 per month
                o  From $20,000 attaining $50,000 /month $1,000.00 per month
                o  From $50,000 attaining $80,000 / month $1,500.00 per month
                o  From  $80,000 attaining $110,000 / month $1,500.00 per month
                o  From $110,000 attaining $140,000 / month $1,500.00 per month
                o  From $140,000 + for three months cap concept at: $12,500.00 per month.

                                       43

        o   Signing bonus: 50,000 common shares, vested upon completion of one year continuous service.

        o   Second through fifth year annual anniversary share bonus: 50,000 common shares. Deliverable upon the anniversary date of his employment contract.

Mr. Harnett was also granted a special bonus proviso for business generated through Automated Data Processing and ADP relationships of 5% of revenue per profile sold through these relationships as his unique accounts.

Agreements can be terminated for cause under Canadian Law.

CareerTek has issued special preferred class A shares to its executive officers. These shares are subject to vesting as follows:

Donnelly:

        o  250,000 special class A preferred shares fully vested upon unanimous approval of the shareholders in May 2000.

Cousineau:

        o  A maximum of 100,000 special class A preferred shares with vesting based on revenue generated by internet sales division efforts as follows:

                o  $15,000 / month / for three months 20,000
                o  $50,000 / month / for three months 20,000/40,000 total
                o  $75,000 / month / for three months 20,000/60,000 total
                o  $100,000 / month / for three months 20,000/80,000 total
                o  $125,000 / month / for three months 20,000/100,000 total

Harnett:

A maximum of 25,000 special class A preferred shares with vesting based on revenue generated by all department sales results:

        o  $20,000 / month / for three months 5,000
        o  $50,000 / month / for three months 5,000/10,000 total
        o  $80,000 / month / for three months 5,000/15,000 total
        o  $110,000 / month / for three months 5,000/20,000 total
        o  $140,000 / month / for three months 5,000/25,000 total

The trigger points for the conversion of special preferred A, B, C , D and E shares are earnings per share after expense but before interest and taxes of
US$.50, $.75, $1.10, $1.50, and $2.25 respectively on a fully diluted basis.
Each time a trigger point is met, the vested holder of the shares receives 2.5 common shares for each preferred share in the respective class of preferred share then vested to the holder. Each time a trigger point is achieved all outstanding shares of the current class of preferred share is redeemed in exchange for an equal number of shares in the next series for the full five series of authorized preferred shares. No consideration is paid by the holder of the special preferred shareholder for the common shares benefited upon conversion of a particular or any class of special preferred share.

                                       44

If less than all of the trigger points have been attained by that May 2004, then from May 2004 to May 2006, upon achieving any of the trigger points described above, the vested holders shall receive 1.25 common shares for each preferred share in the respective class of preferred share then vested to the holder. For those shares for which the trigger points have not been attained by
May 2006, Careertek must repurchase the shares from the holders for US$.01 per share.

Board Compensation

Directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. Directors who are employees are also eligible to receive preferred A,B,C,D, & E shares.

Board Committees

Careertek  currently has no compensation committee or other board committee performing equivalent functions. Dr. Donnelly, our current CEO, and Paul
Moroney, who resigned as president in June 2000, to accept a senior position with another company, participated in deliberations of our board of directors concerning executive officer compensation.

              CERTAIN TRANSACTIONS AND RELATIONSHIPS OF CAREERTEK

Careertek paid to Peter Donnelly and Mark L. Galligan as full consideration for the acquisition of the full rights and privileges of the unencumbered ownership of the software the following:

        o  Cash in the total amount of US $17,000 to Peter Donnelly.
        o  2,250,000 shares common stock of CareerTek to Peter Donnelly, with the right to designate alternate owners of record.
        o  787,5000 shares of common stock of CareerTek to Mark Galligan, with him having the right to designate alternate owners of record.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth ownership of our common stock as of December 31,
2000 by

        o  Each shareholder known by it to own beneficially more than 5% of the common stock
        o  Each executive officer
        o  Each director
        o  All directors and executive officers as a group:

                                       45

      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Name                                       Number of Shares              Percentage before      Percentage after
      ----                                       ----------------              ------------------     -----------------
                                                                               merger                 merger
                                                                               ------                 ------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Dr. Peter Donnelly  244 Valleyfield             1,706,249                     13.51%
      Crescent
      Stayner, Ontario, Canada
      L0M 1S0
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      First Foundation Financial Services Inc.        3,062,500                     24.51%
      Principal:  D. Gordon Badger
      RR3, Creemore, Ontario, Canada L0M 1G0
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Anthony W. Harnett                              265,000                       2.12%
      RR1,Alton, Ontario, Canada L0N 1A0
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      James Cousineau                                 100,000                       0.8%
      2 Birchshire Dr.
      Barrie, Ontario, Canada L4N 6W6
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      All directors and named executive               2,071,249                     17.71%
      officers as a group (3 persons)
      ------------------------------------------ ----------------------------- ---------------------- ---------------------

This table is based upon information derived from Careertek’s stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 12,899,813 shares of common stock outstanding as of
December 31, 2000.

                        CAREERTEK ACQUISITION'S BUSINESS

History and Organization

Careertek Acquisition is a private Wyoming corporation formed in January
2001 to acquire Careertek. There is no current market for the securities of
Careertek Acquisition. The sole purpose of the merger is to assure that at the time of its closing, Careertek as the surviving company shall have met the requirements to qualify its stock for quotation on the over the counter bulletin board. An NASD market maker will file the forms necessary for this qualification.

Operations

Careertek Acquisition does not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with Careertek have been and will continue to be paid with money in Careertek Acquisition’s treasury or loaned by management. This is based on an oral agreement between management and Careertek Acquisition.

Employees

Careertek Acquisition presently has no employees.  Its officer and director are engaged in other business activities.

                                       46

Selected Financial Data
-----------------------

The following information concerning Careertek Acquisition, Inc. is as of and for the period ended February 28, 2001.

-------------------------------------------- -----------------------------------------
                                                  Period ended February 28, 2001
-------------------------------------------- -----------------------------------------
Total assets                                 0
-------------------------------------------- -----------------------------------------
Total liabilities                            750
-------------------------------------------- -----------------------------------------
Equity                                       (750)
-------------------------------------------- -----------------------------------------
Sales                                        22,500
-------------------------------------------- -----------------------------------------
Net loss                                     2,250
-------------------------------------------- -----------------------------------------
Net loss per                                 0
share
-------------------------------------------- -----------------------------------------

Properties

Careertek Acquisition is presently using the office of Michael T. Williams,
2503 W. Gardner Ct., Tampa FL, at no cost. Such arrangement is expected to continue only until a business combination is closed, although there is currently no such agreement between it and Mr. Williams. Careertek Acquisition at present owns no equipment, and does not intend to own any.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Careertek Acquisition's common stock as of January 10, 2001 by

        o  Each shareholder known by us to own beneficially more than 5% of the common stock
        o  Each executive officer
        o  Each director and all directors and executive officers as a group:

      ------------------------------------ ----------------------- ---------------- ------------------
      Name                                 Number of Shares        Percentage       Percentage after
      ----                                 -----------------       -----------      -----------------
                                                                   before merger    merger
                                                                   -------------    ------
      ------------------------------------ ----------------------- ---------------- ------------------
      ------------------------------------ ----------------------- ---------------- ------------------
       Beadors Asare                            134,373                 25%              1%
       1924 N.E. 3rd Street #9,
       Deerfield Beach,
       FL
       33441
      ------------------------------------ ----------------------- ---------------- ------------------
      ------------------------------------ ----------------------- ---------------- ------------------
       Michael T. Williams(1)                   269,512                 51%              2%
       100 100%
       2503 W. Gardner Ct.
       Tampa FL 33611
      ------------------------------------ ----------------------- ---------------- ------------------
      ------------------------------------ ----------------------- ---------------- ------------------
      All directors  and named  executive       403,885                 76%              3%
      officers as a group (two persons)
      ------------------------------------ ----------------------- ---------------- ------------------

This table is based upon information derived from Careertek
Acquisition’s stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.
Applicable percentages are based upon 537,492 shares of common stock outstanding as of January 10, 2001 and 13,437,309 shares of common stock outstanding at the closing of the merger.

                                       47

     (1) 403,119 shares were issued to Williams Law Group, P.A. for payment of legal fees upon formation. Subsequently, Williams Law Group distributed these shares to Mr. Williams as a distribution to shareholders. Mr. Williams had
269,512 of these shares titled in the name of he and his wife and then gifted an aggregate of 48,000 shares to his son and extended family. Williams Law Group transferred as a gift 85,607 shares to its employee. Mr. Williams disclaims beneficial ownership of these 133,607 shares.

Mr. Williams may be deemed Careertek Acquisition's founder, as that term is defined under the Securities Act of 1933.

Director and Executive Officer

The following table and subsequent discussion sets forth information about
Careertek Acquisition’s director and executive officer, who will resign upon the closing of the Careertek merger. Careertek Acquisition’s director and executive officer were elected to their positions in January, 2001.

 Name                                           Age                    Title

 Name                                           Age                    Title

 Michael T. Williams                            52                     President, Treasurer
 Beadros Asare                                  58                     Director

                                       48

Since 1975 Mr. Williams has been in the practice of law, initially with the
US Securities and Exchange Commission until 1980, and since then in private practice. Until originally his practice was a business and securities practice until mid 1992, when he also commenced a personal injury practice. In September
1997, he closed the personal injury practice and returned full time to a business and securities practice. He was also chief executive officer of Wyoming
Community Cancer Centers, Dunedin, FL from 1991-1995. He received a BA from the
University of Kansas and a JD from the University of Pennsylvania.

Williams Law Group represents this and the following 9 other registrants that have filed similarly structured registration statements on Form S-4:

        o Sixth Business Service Group
        o Third Enterprise Service Group
        o Ninth Enterprise Service Group
        o Brilliant Sun Industry Co.
        o NetConnect Systems
        o First Enterprise Service Group
        o Adar Alternative One
        o Adar Alternative Two
        o First Irving Strategic Group

None of these registration statements has been declared effective. Except for Adar Alternative One and Adar Alternative Two, Mr. Williams is an officer and/or a director of all these companies for administrative purposes only. All of the private companies were located by clients of the Williams Law Group or by representatives of the private companies calling Williams Law Group directly.
Just as in this filing, all of the private companies paid merger fees to the registrants. The registrants paid legal fees to Williams Law Group and Williams
Law Group was also issued shares for legal services which were distributed to
Mr. Williams and which will be retained following the mergers. Neither Williams
Law Group nor Mr. Williams will have any continuing relationship with the surviving companies after the mergers close.

Mr. Asare established Vision Management Systems Inc. in 1995 and provided client-server applications consulting for large firms in the southeast. He transitioned this business into EDGAR services and software development in 1999 and formed Equity Technology Group, Inc. in 1999.

                                       49

Executive Compensation

No compensation is payable to Mr. Williams for acting as an officer.

Certain Relationships and Related Transactions

The 537,492 shares of common stock retained by the current stockholders of
Careertek Acquisition after the merger closes were originally issued to Mr.
Asare for his role as director and to Williams Law Group, P.A. for payment of legal fees upon formation plus a capital contribution of $500. Subsequently,
Williams Law Group distributed 317,512 shares to Mr. Williams as a distribution to shareholders. Mr. Williams had 269,512 of these shares titled in the name of he and his wife and then gifted an aggregate of 48,000 shares to his son and extended family. Williams Law Group transferred as a bonus 85,607 shares to its employee. Mr. Williams disclaims beneficial ownership of these 133,607 shares.

Careertek Acquisition will receive a merger fee of $37,500 from Careertek.
Careertek Acquisition will pay $15,000 to Mr. Asare for his role as a director of Careertek Acquisition and $22,500 to Williams Law Group as legal fees in connection with the preparation of this registration statement.

Legal Proceedings

Careertek Acquisition is not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Director and Officer

Careertek Acquisition's director and officer are bound by the general standards for officers and directors provisions in Wyoming law. Wyoming state law limits Careertek Acquisition's officer's and director's liability.

Careertek Acquisition has agreed to indemnify its director, meaning that it will pay for damages they incur for properly acting as officer or director.
Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion

                                       50

of the Securities and Exchange Commission such indemnification is against the public policy and is therefore, unenforceable.

                 CAREERTEK ACQUISITION DESCRIPTION OF SECURITIES

-------------------------------------------- -----------------------------------------   ------------------------------------------
                                             Authorized Capital Stock                    Shares Of Capital Stock Outstanding
                                             -------------------------                   -----------------------------------
-------------------------------------------- -----------------------------------------   ------------------------------------------
-------------------------------------------- -----------------------------------------   ------------------------------------------
Common                                       100,000,000                                  537,492
-------------------------------------------- -----------------------------------------   ------------------------------------------
-------------------------------------------- -----------------------------------------   ------------------------------------------
Preferred                                    500,000                                      none
                                             each of Class A,B,C,D & E preferred
-------------------------------------------- -----------------------------------------   ------------------------------------------
-------------------------------------------- -----------------------------------------   ------------------------------------------
Special Preferred                            none                                         none
-------------------------------------------- -----------------------------------------   ------------------------------------------

Common stock

Careertek Acquisition is authorized to issue 100,000,000 shares of no par common stock. As of January 10, 2001 there were 537,492 shares of common stock outstanding held of record by 15 stockholders. There will be 13,437,309 of common stock outstanding held of record by 94 stockholders after giving effect to the issuance of the shares of common stock under this prospectus/consent solicitation.

There is no current market for the shares of common stock of Careertek
Acquisition or Careertek.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Preferred stock

Careertek Acquisition is authorized to issue 500,000 shares of class A, B, C, D &
E preferred stock. There are no shares of preferred stock outstanding. Prior to the closing of the merger, Careertek Acquisition will amend its articles to increase the number of preferred shares to 1,000,000 in each class.

It shall  also amend its articles of incorporation to authorize 5,000,000 shares of senior preferred shares with no initial voting rights. If Careertek
Acquisition does  not have sufficient earnings per share to cause at least one of the classes of special preferred shares to become convertible, each of these senior preferred  shares shall have 20 votes. In the event that at least one of the classes of senior preferred shares has been eligible for conversion, then each of the  senior preferred shares shall be conversion of the first class of special  preferred shares.  Upon the  merger, Careertek Acquisition will issue of 875,000  shares for each class of  special preferred class A, B, C, D, & E shares.

Dr. Peter Donnelly, Chairman and CEO, Mark L. Galligan, and First Foundation
Financial Services were fully vested and granted 250,000, 250,000, and 200,000 special preferred A, B, C, D, & E shares respectively. Subsequently, in July
2000, James T. Cousineau, vice president internet marketing & information technology management was allocated 100,000 shares participation in the  plan under the terms of his employment contract. In October 2000, Anthony W.
Harnett, vice president marketing, was allocated 25,000 shares in the  plan, under the terms of his employment contract.

The trigger points for the conversion of the special preferred class
A,B,C,D & E shares are earnings per share after expense but before interest and taxes , commonly called EBIT of US$.50, $.75, $1.10, $1.50, and $2.25 respectively on a fully diluted basis. Each time a trigger point is met, the vested holder of the shares receives 2.5 common shares for each preferred share in the respective class of preferred share then vested to the holder, and an equal number of shares of the next class of the special preferred shares. No consideration is paid upon conversion.

If less than all of the trigger points have been attained by that May 2004, then from May 2004 to May 2006, upon achieving any of the trigger points described above, the vested holders shall receive 1.25 common shares for each preferred share in the respective class of preferred share then vested to the holder. No consideration is paid upon conversion. For those shares for which the trigger points have not been attained by May 2006, Careertek must repurchase the shares from the holders for US$.01 per share.

                                       51

Careertek Acquisition currently has no plans to issue any additional shares of preferred stock.

Dividends

Careertek Acquisition has never paid any dividends and does not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

Careertek Acquisition is the transfer agent and registrar for Careertek
Acquisition’s common stock. It is anticipated that after the merger Stock
Trans, 7 East Lancaster Ave, Ardmore, Pennsylvania 19003, 610 649 7300 will become the transfer agent and registrar for the surviving company's stock.

         COMPARISON OF RIGHTS OF CAREERTEK ACQUISITION STOCKHOLDERS AND
                             CAREERTEK STOCKHOLDERS

Because Careertek Acquisition's state of incorporation, articles and bylaws are the same as those of Careertek, the rights of stockholders of Careertek or
Careertek Acquisition will not change as a result of the merger.

                              AVAILABLE INFORMATION

Neither Careertek nor Careertek Acquisition are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file periodic reports, information statements or other information with the Commission. Careertek Acquisition has filed with the Commission a registration statement on Form S-4 under the Securities Act.
Thus, it will be subject to the reporting requirements of the Exchange Act during the year in which this registration statement is declared effective.
These requirements require it to file periodic reports, information statements or other information with the Commission. Thereafter, it will continue to be subject to these requirements by filing a registration statement to register its class of common stock under section 12 of the Exchange Act on Form 8-A. This prospectus/consent solicitation constitutes the prospectus/consent solicitation of Careertek Acquisition that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza,
450 Fifth Street, N.W., Washington, DC 20549. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on
the operation of the Public Reference Room may be obtained by calling the
Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                     EXPERTS

The financial statements of Careertek Acquisition, Inc. as of February 28,
2001 and for the period ended January 8, 2000 to February 28, 2001 also included in this prospectus and elsewhere in the registration statement have been included herein in reliance on the report of KINGERY, CROUSE & HOHL P.A, independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of CareerTek.org, Inc. as of
July 31, 2000 and for the period ended October 31, 2000 also included in this prospectus and elsewhere in the registration statement have been included herein in reliance on the report of DOHAN & Company P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                       53

                                  LEGAL MATTERS

The validity of the shares of Careertek Acquisition common stock being offered by this prospectus/consent solicitation and certain federal income tax matters related to the exchange are being passed upon for Careertek Acquisition by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the sole officer of and owns 269,512 shares of common stock of Careertek Acquisition.

                                       54

                       CareerTek.org, Inc. and Subsidiary

                          (A Development Stage Company)

                         UNAUDITED FINANCIAL STATEMENTS

                          October 31, 2000 - UNAUDITED

                                       AND

                             JULY 31, 2000 - AUDITED

                                    CONTENTS

                                                              PAGE
                                                              ----

CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
Consolidated Balance Sheets - Unaudited                       F-3
Consolidated Statements of Operations - Unaudited             F-4
Consolidated Statements of Cash Flows - Unaudited             F-5
Consolidated Statement of Stockholders' Equity - Unaudited    F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED     F-8 to F-9

                                      F-1

Dohan and Company, CPA's                         7700 North Kendall Drive, #204
CERTIFIED PUBLIC ACCOUNTANTS                          Miami, Florida 33156-7564
A Professional Association                           Telephone:  (305) 274-1366
                                                      Facsimile: (305) 274-1368

                          INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
CareerTek.org, Inc. (A Development Stage Company)
Toronto, Ontario, Canada

We have audited the accompanying consolidated balance sheet of
CareerTek.org, Inc. (A Development Stage Company) and subsidiary, as of July 31,
2000, and the related consolidated statements of operations, cash flows and stockholders' equity for the period from inception (December 14, 1999) to July
31, 2000. These consolidated financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of
CareerTek.org, Inc. (A Development Stage Company) and subsidiary at July 31,
2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered losses from operations and has a deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ Dohan and Company, P.A.
                                            Certified Public Accountants

Miami, Florida
October 18, 2000

                                       F-2

                       CareerTek.org, Inc. and Subsidiary
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------
                                                       --------2000----------
                                                       October 31,   July 31,
                                                       (Unaudited)  (Audited)
-----------------------------------------------------------------------------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                 $  -     $  8,685
  Certificate of deposit                                       -        6,800
  Due from officers                                         $2,720       -
  Prepaid web hosting                                       23,015       -
-----------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                    25,735     15,485
-----------------------------------------------------------------------------
PROPERTY AND EQUIPMENT, NET                                 33,093       -
-----------------------------------------------------------------------------
OTHER ASSETS
  Software development                                     592,960    592,960
  Web design                                                62,999     57,120
  Security deposit                                           3,392      3,392
  Deferred offering costs                                   68,000     68,000
-----------------------------------------------------------------------------
    TOTAL OTHER ASSETS                                     727,351    721,472
-----------------------------------------------------------------------------
TOTAL ASSETS                                             $ 786,179  $ 736,957
=============================================================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank overdraft                                         $     382  $    -
  Accounts payable                                          31,697     46,239
  Accrued liabilities                                       78,699     75,500
-----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                  110,778    121,739
-----------------------------------------------------------------------------
COMITTMENTS, AGREEMENTS AND CONTINGENCIES (NOTES 5 AND 6)

STOCKHOLDERS'EQUITY
  Special preferred stock, classes A through E,
    1,000,000 shares of each class authorized;
    700,000 shares of class A issued and outstanding          -          -
  Common stock, no par value; 100,000,000 shares
    authorized; 12,251,319 shares issued and outstanding   925,185    998,965
  Deficit accumulated during the development stage        (239,244)  (160,336)
  Stock subscriptions receivable                           (10,540)  (223,411)
-----------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                 675,401    615,218
-----------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 786,179  $ 736,957
=============================================================================
See accompanying notes.

                                      F-3

                       CareerTek.org, Inc. and Subsidiary
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------------------------------------------
                              Three Months             Inception   Cumulative
                                     Ended    (December 14, 1999)       Since
                           October 31,2000               through    Inception
                                                    July 31,2000
                                (Unaudited)             (Audited)
-----------------------------------------------------------------------------
EXPENSES
  Compensation and related taxes  $ 31,144             $ 101,202    $ 132,346
  Consulting fees                     -                   20,590       20,590
  Depreciation and amortization        811                  -             811
  Rents                              5,519                11,675       17,194
  Office                             1,577                10,015       11,592
  Professional fees                 30,943                 9,714       40,657
  Other general and administrative  10,013                 7,140       17,153
-----------------------------------------------------------------------------
TOTAL EXPENSES                      80,007               160,336      240,343

OTHER INCOME                         1,099                  -           1,099
-----------------------------------------------------------------------------

LOSS BEFORE INCOME TAX BENEFITS    (78,908)            (160,336)  (239,244)

PROVISION FOR INCOME TAXES            -                     -           -
-----------------------------------------------------------------------------
NET LOSS                         ($ 78,908)           ($ 160,336)  ($239,244)
=============================================================================
Weighted average shares
  outstanding                   12,251,319             7,143,205    9,697,262
Basic and diluted net
  loss per share                ($   0.006)           ($   0.022)  ($  0.025)

=============================================================================
See accompanying notes.

                                      F-4

                       CareerTek.org, Inc. and Subsidiary
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------
                              Three Months             Inception   Cumulative
                                     Ended    (December 14, 1999)       Since
                           October 31,2000               through    Inception
                                                    July 31,2000
                               (Unaudited)             (Audited)
-----------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                      $ (78,908)           $ (160,336)  $ (239,244)
  Adjustments to reconcile
    net loss to net cash
    used by operating
    activities:
      Depreciation expense             811                   -            811
      Common stock issued for
        consulting services           -                    12,600      12,600
  Advances to officers            (2,720)                  -       (2,720)
  Prepaid web hosting             (23,015)                  -       (23,015)
  Increase (Decrease) in
    accounts payable,
    accrued liabilities and
    bank overdraft                (10,961)                53,739      42,778
  Increase in other assets            -                    (3,392)   (3,392)
-----------------------------------------------------------------------------
    Net cash used by
      operating activities        (114,793)              (97,389)   (212,182)
-----------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease in stock
    subscriptions
    receivable                     212,871                   -        212,871
  Proceeds from issuance
    (redemptions) of
    common stock                  (73,780)               169,994      96,214
-----------------------------------------------------------------------------
    Net cash provided by
      financing activities         139,091                169,994     309,085
-----------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase (redemption)
    certificate of deposit           6,800               (6,800)       -
  Purchase of equipment           (33,904)                  -       (33,904)
  Web design                      (5,879)              (57,120)   (62,999)
-----------------------------------------------------------------------------
    Net cash used by
      investing activities        (32,983)              (63,920)   (96,903)
-----------------------------------------------------------------------------
 Net increase (decrease)
  in cash and cash
  equivalents                     (8,685)                 8,685        -
Cash and cash
  equivalents - beginning            8,685                  -            -
-----------------------------------------------------------------------------
Cash and cash equivalents
  - ending                       $    -                   $8,685   $     -
=============================================================================
Supplemental disclosures:
  Non-cash issuance of
    common stock for:
      Software development       $    -                $ 592,960   $ 592,960
      Stock subscription
        receivable               $    -                $ 223,411   $ 223,411
      Consulting services        $    -                $  12,600   $  12,600
-----------------------------------------------------------------------------
  Interest paid during
    period                       $    -                $    -      $     -
  Income taxes paid
    during period                $    -                $    -      $     -
=============================================================================
See accompanying notes.

                                      F-5

                       CareerTek.org, Inc. and Subsidiary
                          (A Development Stage Company)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the Period from inception (December 14, 1999) through October 31, 2000
--------------------------------------------------------------------------------
                                   Special                              Deficit
                                 Preferred                          Accumulated
                                     Stock                           During the
                                  Series A           Common Stock   Development
                             Shares   Amount       Shares    Amount       Stage
-------------------------------------------------------------------------------
Issuance of common stock for:
  Software development           -       -      3,037,500 $  592,960 $     -
  Consulting services            -       -        675,000     12,600       -
  Private placement -May         -       -      8,212,500    169,994       -
  Private placement -July        -       -        492,819    223,411       -
  Net loss                       -       -          -          -      (160,336)
-------------------------------------------------------------------------------
July 31, 2000- AUDITED           -       -    12,417,819 $  998,965 $ (160,336)

Issuance of special
  preferred stock             700,000    -

Redemption of common
  stock by rescission
  of stock subscription
  agreement                      -       -   (166,500)  (73,780)      -
Collected from stock
  subscriptions
  receivable                     -       -          -          -          -
Net loss                         -       -         -          -       (78,908)
-------------------------------------------------------------------------------
October 31, 2000 -
  UNAUDITED                   700,000    -    12,251,319 $  925,185 $ (239,244)
===============================================================================
See accompanying notes.

                                      F-6

                       CareerTek.org, Inc. and Subsidiary
                          (A Development Stage Company)
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED
--------------------------------------------------------------------------------
For the Period from inception (December 14, 1999) through October 31, 2000
--------------------------------------------------------------------------------

                                                                         Stock-
                                                          Subscription  holders'
                                                            Receivable   Equity
--------------------------------------------------------------------------------
Issuance of common stock for:
  Software development                                    $     -     $ 592,960
  Consulting services                                           -        12,600
  Private placement -May                                        -       169,994
  Private placement -July                                   (223,411)      -
  Net loss                                                      -      (160,336)
--------------------------------------------------------------------------------
July 31, 2000- AUDITED                                    $ (223,411) $ 615,218

Issuance of special
  preferred stock                                               -          -

Redemption of common
  stock by rescission
  of stock subscription
  agreement                                                   73,780       -
Collected from stock
  subscriptions
  receivable                                                 139,091    139,091
Net loss                                                        -      (78,908)
--------------------------------------------------------------------------------
October 31, 2000 -
  UNAUDITED                                               $ (10,540) $ 675,401
================================================================================
See accompanying notes.

                                      F-7

                       CareerTek.org, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements

NOTE 1. BUSINESS HISTORY OF DEVELOPMENT STAGE COMPANY

CareerTek.org, Inc. (the Company) was Incorporated under the laws of the State of Wyoming on December 14, 1999, under the name Psitek.Org, Inc. On April 25,
2000, the corporate name was changed to CareerTek.org, Inc. The Company owns
100% of a Toronto, Canada-based operating subsidiary, also known as
CareerTek.org, Inc., which was incorporated under the Ontario Business
Corporation Act on May 4, 2000.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                    GENERAL

The accompanying unaudited consolidated condensed financial statements of the company as of October 31, 2000 have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the Company has made all necessary adjustment for a fair presentation  of results of  the interim periods, and such adjustments consist of only  normal recurring adjustments, The resales of operations for such interim periods  are not necessarily indicative of results of operations for a full year.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany transactions have been eliminated.

CASH AND CASH EQUIVALENTS For purposes of the consolidated statement of cash flows, cash and cash equivalents consist of demand deposits in banks, purchased with a maturity of three months or less.  The Company had no such items at
October 31, 2000 or July 31, 2000.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures
Accordingly, actual results could differ from those estimates.

NET LOSS PER SHARE Basic per share information is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding

SOFTWARE DEVELOPMENT Capitalized software development costs and web design costs are stated at cost. These assets have not been depreciated pending the onset of actual use in the operations of the Company

START-UP ACTIVITIES Statement of Position 98-5 "Reporting on the Costs of Start-
up Activities," ("SOP 98-5") issued by the American Institute of Certified
Public Accountants is effective for financial statements beginning after
December 15, 1998. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred.

Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers
(excluding ongoing customer acquisition costs, such as policy acquisition costs and loan origination costs) or beneficiary, initiating a new process in an existing facility, or commencing some operation.

COMPUTER SOFTWARE DEVELOPED FOR INTERNAL USE Statement of Position 98-1,
"Accounting for the Costs of Computer Software Developed or Obtained for
Internal Use," ("SOP 98-1") issued by the American Institute of Certified Public
Accountants is effective for financial statements beginning after December 15,
1998, SOP 98-1 requires that costs incurred in the preliminary stage of a development project be expensed as incurred, and that subsequent costs be capitalized or expensed, depending on criteria defined within SOP 98-1
Capitalized costs should be amortized on a straight-line basis unless another systematic basis is more representative of the software's use.

INCOME TAXES Income taxes are computed under the provisions of the Financial
Accounting Standards Board (FASB) Statement No. 109 (SFAS 109), Accounting for
Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the
Company's financial statements compared to the tax returns.

LONG-LIVED ASSETS Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset.
Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

FOREIGN CURRENCY CONVERSION The functional currency of the wholly-owned subsidiary located in Toronto, Ontario, Canada is the Canadian Dollar (cdn) and
its account balances have been translated in accordance with SFAS No. 52,
"Foreign Currency Translation." Assets and liabilities have been translated at exchange rates as of the end of the year. The statements of operations at
October 31, 2000 and July 31, 2000, were converted to U.S. dollars based on the average monthly exchange rate.

There was no gain or loss from the translation of foreign currency for the periods ended October 31, 2000 or July 31, 2000.

ADVERTISING COSTS Advertising costs are expensed as incurred. Advertising expense was $400 for the three months ended October 31, 2000 and $2,632 for the period from inception (December 14, 1999) to July 31, 2000.

DEVELOPMENT STAGE COMPANY The Company has been devoting its efforts to activities such as raising capital, establishing sources of information, and developing markets for its planned operations. The Company has not yet generated any revenues and, as such, it is considered a development stage company.

NOTE 3. INCOME TAXES

The Company has accumulated net operating losses, which can be used to offset future earnings. Accordingly, no provision for income taxes is recorded in the financial statements. A deferred tax asset of approximately $24,050 for the future benefits of net operating losses is offset by a 100% valuation allowance of $24,050 due to the uncertainty of the Company's ability to utilize the losses. As of July 31, 2000, the Company has net operating loss carryforwards available as follows:

Year   Amount    Year Expires
-----  --------  ------------
2000   $160,336     2020

                                      F-8

NOTE 4.  CONCENTRATION OF RISK

The Company's expected revenues would result from being able to rapidly deliver products over the Internet. This is a new type of service, which carries with it uncertainty as to the market for the Company's services. In addition, changes in general market conditions and competition could adversely effect future operations.

NOTE 5.  COMMITMENTS AND AGREEMENTS

OFFICE FACILITIES The Company leases its executive offices located in Toronto,
Ontario, Canada, under a two year operating lease that expires on January 31,
2002.

Total rent expense was $5,519 and $10,263 for the periods ended October 31, 2000 and July 31, 2000, respectively.

OPERATING LEASE The Company also leases its office furniture under a non-cancelable lease expiring at January 20, 2001. Rent expense under this operating lease was $1,412.

Future minimum annual rental payments required under the above operating leases are $11,678 due during the year 2000.

Future minimum lease payments under all operating leases for years subsequent to
July 31, are as follows:

              2000                                    $   10,426
              2001                                         4,566
                                                      ----------
                                                      $   14,992
                                                      ==========

The Company has agreements with a company for web site design, pursuant to which
$46,240 is included in accrued liabilities as of July 31, 2000. Amounts payable as of October 31, 2000 total approximately $16,000 in cash, plus 300,000 common shares in the Company.

The Company has a financial and strategic consulting agreement with a company controlled by a related party to provide consulting services to the Company, including raising funds in an initial public offering. This agreement, dated
April 15, 2000, is for a term of twelve months. The consultant agrees to purchase or cause to be purchased at least 1 million shares of common stock, said funds are to be used primarily for payment of the consulting fee and other corporate purposes. This compensation is valued at approximately $68,000 and is included as an asset in deferred offering costs and included in accrued liabilities in an equal amount as of July 31, 2000. In addition, the consultant were to have received one million (1,000,000) shares of non-voting preferred shares, however, this portion of the agreement was subsequently rescinded. The
Company has also entered into non-competition agreements with certain shareholder/employees, dated December 15, 1999.

NOTE 6.  GOING CONCERN AND MANAGEMENT'S PLANS

The Company has had no sales to date. Since its inception, the Company has been dependent upon the receipt of capital investment or other financing to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's product development will be successfully completed or that it will be a commercial
success.   Further, the Company is dependent upon certain related parties to provide continued funding and capital resources.

The Company has minimal capital resources presently available to meet obligations, which normally would be expected to be incurred by similar companies, and has an accumulated deficit of $160,336 at July 31, 2000. These factors raise substantial doubt about the Company's ability to continue as a going concern. In order to begin any significant operations the Company will have to pursue other sources of capital, such as additional equity financing or debt financing. There is no assurance that the Company will be able to obtain such financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting
Standards No. 107. The fair value amounts have been determined based on available market information and appropriate valuation methodology. The carrying amounts and estimated fair values of CareerTek.org's financial assets and liabilities approximate fair value due to the short maturity of the instruments.
The fair value of the stock subscriptions receivable were estimated based on an annual interest rate of 18% and the anticipated dates of payment and have been reduced accordingly. Fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment; therefore, fair value cannot be determined with precision.

NOTE 8.  SOFTWARE LICENSE

As a result of the closing of the agreement discussed below, the Company now holds rights for software and the distribution and marketing of artificial intelligence software. CareerTek.org, Inc. expects to use advanced technology to deliver the Company's proprietary software which is being developed to perform
Psychometric Profiling of individuals for use in matching employees with employers. The Company's mission is to simplify and enhance the personnel selection process through the most advanced, accurate, and interactive
Psychometric Profiling; providing superior performance predictability, and recruit retention, at the lowest cost to HR management.

Pursuant to the exchange, the Company received the software in exchange for consideration of $17,000 cash and 3,037,500 shares of restricted common stock, as such term is defined under Rule 144 promulgated under the Securities Act of
1933, as amended, and established the terms for future territories.

In accordance with Accounting Principles Board Opinion No. 16 (APB 16),"Business
Combination", the exchange of 3,037,500 shares of the Company's common stock for the software created a business combination with the software owner becoming a major shareholder. APB 16 requires that the value recorded for the software license is best represented by a transfer at the owner's historical cost. No amortization has been recorded for the software license, since the license has not been placed in service.

NOTE 9.  STOCKHOLDERS' EQUITY

STOCK ISSUED FOR SOFTWARE Pursuant to the "Agreement for Purchase of
Software", dated December 15, 1999, the Company acquired software in exchange for the issuance of 3,037,500 shares of the Company's common stock.

STOCK ISSUED FOR SERVICES In May 2000, the Board of Directors authorized the issuance of 675,000 shares of common stock to consultants as compensation for services in connection with creating and implementing the Company's strategic and business plan, including raising funds. This stock was valued at $12,600 at an agreed price of $.019 per share.

PRIVATE OFFERING In May 2000, the Board of Directors authorized the Company to offer and sell to qualified investors up to 11,000,000 shares of its common stock at a price of approximately $.02 per share under a private placement to qualified investors, pursuant to an exemption available under the Securities Act of 1933. Under this offering, 8,212,500 shares were issued generating net proceeds of $169,994.

PRIVATE OFFERING In July 2000, the Board of Directors authorized the Company to offer and sell to qualified investors up to 1,000,000 shares of its common stock at a price of approximately $.45 per share under a private placement to qualified investors, pursuant to an exemption available under the Securities Act of 1933. Under this offering, 492,819 shares were issued in July, generating net proceeds of $223,411.  Of this amount, 166,500 shares were redeemed by way of canceling the related subscriptions receivable of $73,780.

NOTE 10.  SUBSEQUENT EVENT

REVERSE STOCK SPLIT During the first fiscal quarter of the Company's 2000 fiscal year, the Company reverse split its common stock at a ratio of three new shares for each four old shares issued and outstanding. Recognition of the reverse stock split has been given in the period ended July 31, 2000 financial statements.

                           CAREERTEK ACQUISITION, INC.
                        (A Development Stage Enterprise)

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                           Pages

Independent Auditors' Report                                                   1

Financial Statements as of and for the period January 8, 2001
    (date of incorporation) to February 28, 2001:

    Balance Sheet                                                              2

    Statement of Operations                                                    3

    Statement of Stockholders' Deficit                                         4

    Statement of Cash Flows                                                    5

    Notes to Financial Statements                                              6

--------------------------------------------------------------------------------

                   [LETTERHEAD OF KINGERY, CROUSE & HOHL P.A.]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Careertek Acquisition, Inc.:

We have audited the accompanying balance sheet of Careertek Acquisition,
Inc. (the "Company"), a development stage enterprise, as of February 28, 2001, and the related statements of operations, stockholders' deficit and cash flows for the period January 8, 2001 (date of incorporation) to February 28, 2001.
These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of February
28, 2001, and the results of its operations and its cash flows for the period
January 8, 2001 (date of incorporation) to February 28, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and may require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, an insignificant amount of capital has been raised, and as such there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kingery, Crouse & Hohl P.A.

March 13, 2001
Tampa, FL.

                           CAREERTEK ACQUISITION, INC.
                        (A Development Stage Enterprise)

                      BALANCE SHEET AS OF FEBRUARY 28, 2001

------------------------------------------------------------------------------------------- ---------------
------------------------------------------------------------------------------------------- ---------------

TOTAL ASSETS                                                                                $             0
                                                                                            ===============
                                                                                            ===============

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES- Accrued expenses                                                               $          750
                                                                                            ---------------
                                                                                            ---------------

STOCKHOLDERS' DEFICIT:
     Preferred stock - no par value - 2,000,000
        shares authorized; 0 shares issued and outstanding
                                                                                                0
    Common stock - no par value - 100,000,000 shares
        authorized; 537,492 shares issued and outstanding                                              500
    Additional paid-in capital                                                                       1,000
    Deficit accumulated during the development stage                                                (2,250)
                                                                                            ---------------

         Total stockholders' deficit                                                                  (750)
                                                                                            ---------------

TOTAL                                                                                       $
                                                                                                0
                                                                                            ===============

------------------------------------------------------------------------------------------- ---------------

See notes to financial statements.

                                        2

                           CAREERTEK ACQUISITION, INC.
                        (A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS
             for the period January 8, 2001 (date of incorporation)
                              to February 28, 2001

--------------------------------------------------------------------------------------- ------------------
--------------------------------------------------------------------------------------- ------------------

REVENUE                                                                                 $           22,500

EXPENSES (substantially all related party):
   Professional fees                                                                                24,250
   Organizational costs                                                                                500
                                                                                        ------------------
                                                                                        ------------------
                                                                                                    24,750
                                                                                        ------------------
                                                                                        ------------------

NET LOSS                                                                                $            2,250
                                                                                        ==================

NET LOSS PER SHARE:
   Basic and diluted                                                                    $                0
                                                                                        ==================
   Weighted average number of shares - basic and diluted                                           537,492
                                                                                        ==================

--------------------------------------------------------------------------------------- ------------------

See notes to financial statements.

                                        3

                           CAREERTEK ACQUISITION, INC.
                        (A Development Stage Enterprise)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
             for the period January 8, 2001 (date of incorporation)
                              to February 28, 2001

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                                                                                              Deficit
                                                                                            Accumulated
                                                                            Additional       During the
                                                     Common Stock            Paid-in        Development
                                                   Shares        Value       Capital          Stage              Total
                                                -------------  ----------  ------------  -----------------   --------------
Balances, January 8, 2001 (date
  of incorporation)                                        0        $  0         $   0            $     0           $    0

Proceeds from the issuance
  of common stock                                    537,492         500                                               500

Contributed capital in consideration
   for services rendered                                                         1,000                               1,000

Net loss for the period
  January 8, 2001 (date of incorporation)
  to February 28, 2001                                                                            (2,250)          (2,250)
                                                -------------  ----------  ------------  -----------------   --------------
                                                -------------  ----------  ------------  -----------------   --------------

Balances, February 28, 2001                          537,492   $    500        $ 1,000         $  (2,250)         $  (750)
                                                =============  ==========  ============  =================   ==============
                                                =============  ==========  ============  =================   ==============

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

See notes to financial statements.

                                        4

                           CAREERTEK ACQUISITION, INC.
                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
             for the period January 8, 2001 (date of incorporation)
                              to February 28, 2001

----------------------------------------------------------------------------------------------- -----------------
----------------------------------------------------------------------------------------------- -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                                    $        (2,250)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Increase in accrued expenses                                                                      750
          Non-cash expenses                                                                               1,000
                                                                                                -----------------
                                                                                                -----------------
NET CASH USED IN OPERATING ACTIVITIES                                                                       (500)
                                                                                                -----------------

CASH FLOWS FROM FINANCING ACTIVITIES-
      Issuance of common stock                                                                               500
                                                                                                -----------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                                        0

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                                 0
                                                                                                -----------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                         $             0
                                                                                                =================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
      Interest and taxes paid                                                                    $             0
                                                                                                =================

----------------------------------------------------------------------------------------------- -----------------
----------------------------------------------------------------------------------------------- -----------------

See notes to financial statements.

                                        5

                           CAREERTEK ACQUISITION, INC.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

---------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Careertek Acquisition, Inc., (the "Company") was incorporated under the laws of the state of Wyoming on January 8, 2001. The Company, which is considered to be in the development stage as defined in Financial Accounting
Standards Board Statement No. 7, intends to investigate and, if such investigation warrants, engage in business combinations. The planned principal operations of the Company have not commenced; therefore accounting policies and procedures have not yet been established. The Company's year end is December 31.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of approximately $2,000 for the period January 8, 2001 (date of incorporation) to February 28, 2001 and anticipates incurring continued losses.
In addition, the Company may require a significant amount of capital to commence its planned principal operations and proceed with its business plan.
Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its planned principal operations and/or implement its business plan. The Company's plans include a merger and a subsequent public offering of its common stock, however there is no assurance that they will be successful in their efforts to raise capital. This factor, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                        6

NOTE C - INCOME TAXES

During the period January 8, 2001 (date of incorporation) to February 28,
2001, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

At February 28, 2001, the Company had a net operating loss carryforward of approximately $1,250 for tax purposes. The carryforward will be available to offset future taxable income through the year ended December 31, 2021. The deferred income tax asset arising from this net operating loss carryforward is not recorded in the accompanying balance sheet because the Company established a valuation allowance to fully reserve such asset as its realization did not meet the required asset recognition standard established by SFAS 109.

NOTE D - RELATED PARTY TRANSACTIONS

During the period January 8, 2001 (date of incorporation) to February 28,
2001, the Company's president provided various and administrative services, and a portion of his home for office space, for $1,000 per quarter. These services and office space provided have been recorded as contributed capital.

NOTE E - LOSS PER SHARE

The Company computes net loss per share in accordance with SFAS No. 128
"Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98
("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. There were no common equivalent shares outstanding during the period January 8, 2001 (date of incorporation) to February 28, 2001; as such, basic and diluted net loss per share are identical.

NOTE F - PROPOSED MERGER

The Company has entered into a merger agreement with CareerTek.org, Inc.
which it anticipates will close in the year 2001. In conjunction with the merger the Company has agreed to effect an exchange of shares whereby the current shareholders of the Company will retain 4% of shares outstanding after such closing and will be paid approximately $37,500 for expenses and services related to the merger. During the period ended February 28, 2001, $22,500 of this fee was paid to the shareholders of the Company.

--------------------------------------------------------------------------------

                                        7

                                    APPENDIX

ARTICLE 13
                          DISSENTERS' RIGHTS

   17-16-1301.  Definitions.

     (a)  As used in this article:

        (i)  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

        (ii)  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving, new, or acquiring corporation by merger, consolidation, or share exchange of that issuer;

        (iii)  "Dissenter" means a shareholder who is entitled to dissent from corporate action under W.S. 17-16-1302 and who exercises that right when and in the manner required by W.S. 17-16-1320 through 17-16-1328;

        (iv)  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

        (v)  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances;

        (vi)  "Record shareholder" means the person in whose names shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

        (vii)  "Shareholder" means the record shareholder or the beneficial shareholder.

   17-16-1302.  Right to dissent.

     (a)  A shareholder is entitled to dissent from, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                                       55

        (i)  Consummation of a plan of merger or consolidation to which the corporation is a party if:

          (A)  Shareholder approval is required for the merger or the consolidation by W.S. 17-16-1103 or 17-16-1111 or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or

          (B)  The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1104.

        (ii)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (iii)  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

        (iv)  An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

          (A)  Alters or abolishes a preferential right of the shares;

          (B)  Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          (C)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (D)  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          (E)  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under W.S. 17-16-604.

                                       56

        (v)  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b)  A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   17-16-1303.  Dissent by nominees and beneficial owners.

     (a)  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights.  The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b)  A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        (i)  He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (ii)  He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

   17-16-1320.  Notice of dissenters' rights.

     (a)  If proposed corporate action creating dissenters' rights under W.S.
17-16-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters'
rights under this article and be accompanied by a copy of this article.

     (b)  If corporate action creating dissenters' rights under W.S. 17-16-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in W.S. 17-16-1322.

                                       57

   17-16-1321.  Notice of intent to demand payment.

     (a)  If proposed corporate action creating dissenters' rights under W.S.
17-16-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and shall not vote his shares in favor of the proposed action.

     (b)  A shareholder who does not satisfy the requirements of subsection (a)
of this section is not entitled to payment for his shares under this article.

   17-16-1322.  Dissenters' notice.

     (a)  If proposed corporate action creating dissenters' rights under W.S.
17-16-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of W.S. 17-16-1321.

     (b)  The dissenters' notice shall be sent no later than ten (10) days after the corporate action was taken, and shall:

        (i)  State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

        (ii)  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (iii)  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action  and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (iv)  Set a date by which the corporation shall receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60)
days after the date the notice required by subsection (a) of this section is delivered; and

        (v)  Be accompanied by a copy of this article.

                                       58

   17-16-1323.  Duty to demand payment.

     (a)  A shareholder sent a dissenters' notice described in W.S. 17-16-1322 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to W.S. 17-16-1322(b)(iii), and deposit his certificates in accordance with the terms of the notice.

     (b)  The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c)  A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

   17-16-1324.  Share restrictions.

     (a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under W.S. 17-16-1326.

     (b)  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

   17-16-1325.  Payment.

     (a)  Except as provided in W.S. 17-16-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b)  The payment shall be accompanied by:

        (i)  The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                                       59

        (ii)  A statement of the corporation's estimate of the fair value of the shares;

        (iii)  An explanation of how the interest was calculated;

        (iv)  A statement of the dissenter's right to demand payment under W.S.
17-16-1328; and

        (v)  A copy of this article.

   17-16-1326.  Failure to take action.

     (a)  If the corporation does not take the proposed action within sixty (60)
days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b)  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under W.S. 17-16-1322 and repeat the payment demand procedure.

   17-16-1327.  After-acquired shares.

     (a)  A corporation may elect to withhold payment required by W.S.
17-16-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b)  To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand.  The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under
W.S. 17-16-1328.

   17-16-1328.  Procedure if shareholder dissatisfied with payment or offer.

     (a)  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under W.S. 17-16-1325, or reject the corporation's offer under W.S. 17-16-1327 and demand payment of the fair value of his shares and interest due, if:

                                       60

        (i)  The dissenter believes that the amount paid under W.S. 17-16-1325 or offered under W.S. 17-16-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

        (ii)  The corporation fails to make payment under W.S. 17-16-1325 within sixty (60) days after the date set for demanding payment; or

        (iii)  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b)  A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a)
of this section within thirty (30) days after the corporation made or offered payment for his shares.

   17-16-1330.  Court action.

     (a)  If a demand for payment under W.S. 17-16-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the
amount demanded.

     (b)  The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or if none in this state, its registered office, is located.  If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition.  Nonresidents may be served by registered or certified mail or by publication as provided by law.

                                       61

     (d)  The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive.  The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value.  The appraisers have the powers described in the order appointing them, or in the amendment to it.  The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e)  Each dissenter made a party to the proceeding is entitled to judgment for:

        (i)  The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

        (ii)  The fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under W.S.
7-16-1327.

   17-16-1331.  Court costs and counsel fees.

     (a)  The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under W.S. 17-16-1328.

     (b)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (i)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1328; or

        (ii)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                       62

CAREERTEK ACQUISITION, INC.

PROSPECTUS/CONSENT SOLICITATION

12,899,813 shares of common stock

Dealer prospectus/consent solicitation delivery obligation

Until     , all dealers that effect transactions in these securities, whether or not participating in this Offering, are required to deliver a prospectus/consent solicitation.

                                       63

PART II

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     17-16-851.  Authority to indemnify.

          (a)  Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

             (i)  He conducted himself in good faith; and

             (ii)  He reasonably believed that his conduct was in or  at least not opposed to the corporation's best interests; and

             (iii)  In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

             (iv)  He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

          (b)  A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph (a)(ii) of this section.

          (c)  The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (d)  Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director under this section:

             (i)  In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct nder subsection (a) of this section; or

             (ii)  In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

                                       64

          (e)  Repealed By Laws 1997, ch. 190,ss.3.

        17-16-852.  Mandatory indemnification.

     A corporation shall indemnify a director who was wholly  successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

        17-16-853.  Advance for expenses.

          (a)  A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the  reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation:

             (i)  A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and

             (ii)  His written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under W.S. 17-16-852 and it is ultimately determined that he has not met the standard of conduct described in
W.S. 17-16-851.

             (iii)  Repealed By Laws 1997, ch. 190,ss.3.

          (b)  The undertaking required by paragraph (a)(ii) of  this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

          (c)  Authorizations under this section shall be made:

             (i)  By the board of directors:

               (A)  If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors  appointed by such a vote;
or

                                       65

               (B)  If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or

             (ii)  By the shareholders, but shares owned by or voted under the ontrol of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

        17-16-854.  Court-ordered indemnification and advance for expenses.

          (a)  A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.  After receipt of an application and after giving any notice it considers necessary, the court shall:

             (i)  Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852;

             (ii)  Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S. 17-16-858(a); or

             (iii)  Order indemnification or advance for expenses if  the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

               (A)  To indemnify the director; or

               (B)  To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with
W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S.
 17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

          (b)  If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in

                                       66

connection with obtaining court-ordered indemnification or advance for expenses.
If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

        17-16-855.  Determination and authorization of indemnification.

          (a)  A corporation may not indemnify a director under  W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851.

          (b)  The determination shall be made:

             (i)  If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote;

             (ii)  Repealed By Laws 1997, ch. 190,ss.3.

             (iii)  By special legal counsel:

               (A)  Selected in the manner prescribed in paragraph (i) of this subsection; or

               (B)  If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not ualify as disinterested directors may participate); or

             (iv)  By the shareholders, but shares owned by or voted  under the control of a director who at the time does not qualify as a disinterested director may not be voted on the  determination.

          (c)  Authorization of indemnification shall be made in the same manner as the determination that indemnification is  permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.

                                       67

        17-16-856.  Officers.

          (a)  A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is  a party to a proceeding because he is an officer of the corporation:

             (i)  To the same extent as a director; and

             (ii)  If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

               (A)  Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

               (B)  Liability arising out of conduct that constitutes:

                 (I)  Receipt by him of a financial benefit to which he is not entitled;

                 (II)  An intentional infliction of harm on the corporation or the shareholders; or

                 (III)  An intentional violation of criminal law.

             (iii)  A corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its  board of directors or contract.

          (b)  The provisions of paragraph (a)(ii) of this section  shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

          (c)  An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under
W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under thoseprovisions.

                                       68

Item 27. Exhibits

Item 2
     1  Agreement and plan of merger and reorganization

Item 3
     1  Articles of Incorporation of the Registrant (1)
     2  Bylaws of the Registrant (1)
     3  Amended Articles of Incorporation of CareerTek Acquisition a Wyoming
        Corporation
     4  Articles of Incorporation of CareerTek Acquisition an Ontario Corporation
     5  By-laws of CareerTek.org, Inc. a Wyoming Corporation
     6  By-laws of CareerTek.org, Inc.,  an Ontario Corporation

Item 4
     1  Form of common stock Certificate of the Registrant (1)

Item 5
     1  Legal Opinion of Williams Law Group, P.A.

Item 8
     1  Tax Opinion of Williams Law Group, P.A.

Item 10
     1  Employment Agreement with Donnelly
     2  Employment Agreement with Cousineau
     3  Employment Agreement with Harnett
     4  Software Purchase Agreement
     5  Consulting Agreement
     6  Non-compete Agreement

Item 23
     1  Consent of Dohan and Company, P.A.
     2  Consent of KINGERY, CROUSE & HOHL, P.A.
     3  Consent of WILLIAMS LAW GROUP, P.A. (to be included in Exhibits 5.1 and
        8.1)

Item 27
     1  Financial Data Schedule

(1)  Information concerning common stock is set forth in the articles and bylaws

                                       69

ITEM 22. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to:

 1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         i.Include any prospectus/consent solicitation required by section 10(a)
           (3) of the Securities Act;

        ii.Reflect in the prospectus/consent solicitation any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule
           424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"table in the effective registration statement.

       iii.Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Respond to requests for information that is incorporated by reference into the prospectus/consent solicitation pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. Supply by means of a post-effective amendment all information concerning a transaction, and we being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                       70

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on March 13, 2001.

                                          Careertek Acquisition, INC.

                                          By: /s/  MICHAEL T. WILLIAMS.

                                                   President and Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

-------------------------------------------- ----------------------------------------- ------------------------------------------
SIGNATURE                                    TITLE                                     DATE
-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------
/s/ Beadros Asare                            Director                                  March 13, 2001
-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------
/s/ MICHAEL T. WILLIAMS                      President and Treasurer                   March 13, 2001

-------------------------------------------- ----------------------------------------- ------------------------------------------